                                                                     Exhibit 2.7

                           PURCHASE AND SALE AGREEMENT

                                  By and Among

                          EL PASO CGP COMPANY (SELLER)

                                       and

                                   AMFIRE, LLC

                                     (Buyer)

                           Covering the Acquisition of

            THE MEMBERSHIP INTERESTS OF COASTAL COAL COMPANY, LLC AND
                      COASTAL COAL - WEST VIRGINIA, LLC AND
                   THE SHARES OF FOX RIVER DOCK COMPANY, INC.
                           (Acquired Equity Interests)

                                       and

                                  OTHER ASSETS
                                (Acquired Assets)

                                November 14, 2002

                                TABLE OF CONTENTS

ARTICLE I - DEFINITIONS AND INTERPRETATIONS...................................................................      6
      1.1   Definitions.......................................................................................      6
      1.2   Interpretations...................................................................................      6

ARTICLE II - PURCHASE AND SALE OF ACQUIRED INTERESTS..........................................................      6
      2.1   Purchase and Sale.................................................................................      6
      2.2   Purchase Price....................................................................................      6
      2.3   The Closing.......................................................................................      6
      2.4   Deliveries at the Closing.........................................................................      7
      2.5   Retained Assets and Liabilities...................................................................      7
      2.6   Attempted Assignment of Acquired Interests and Assumed Liabilities................................      9
      2.7   Intercompany Transactions.........................................................................     10
      2.8   Post-Closing Adjustment...........................................................................     10

ARTICLE III - REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION.......................................     12
      3.1   Representations and Warranties Concerning the Seller..............................................     12
      3.2   Representations and Warranties of the Buyer.......................................................     14

ARTICLE IV - REPRESENTATIONS AND WARRANTIES CONCERNING THE ACQUIRED INTERESTS.................................     16
      4.1   Representations and Warranties Concerning the Acquired Interests..................................     16
      4.2   Limitations of Representations and Warranties.....................................................     34

ARTICLE V - PRE-CLOSING COVENANTS.............................................................................     34
      5.1   Satisfaction of Conditions Precedent..............................................................     34
      5.2   Notices and Consents..............................................................................     35
      5.3   Operation of Business.............................................................................     35
      5.4   Access to Information.............................................................................     36
      5.5   Contact with Customers and Vendors................................................................     36
      5.6   Pre-Closing Other Bond Replacement................................................................     36
      5.7   Exclusivity.......................................................................................     36
      5.8   Amendment of Schedules............................................................................     37
      5.9   Real Property Information.........................................................................     39
      5.10  Environmental Insurance...........................................................................     39

ARTICLE VI - POST-CLOSING COVENANTS...........................................................................     40
      6.1   General...........................................................................................     40
      6.2   Delivery and Retention of Records.................................................................     40
      6.3   Removal of Logos and Signs........................................................................     41
      6.4   Employee Matters..................................................................................     41
      6.5   Bonds.............................................................................................     44
      6.6   Post-Closing Financial Statement Cooperation and Audits...........................................     44

      6.7   Computer Matters..................................................................................     45

ARTICLE VII - CONDITIONS PRECEDENT............................................................................     47
      7.1   Conditions to Obligation of the Buyer.............................................................     47
      7.2   Conditions to Obligation of the Seller............................................................     49

ARTICLE VIII - REMEDIES FOR BREACHES OF AGREEMENT.............................................................     51
      8.1   Survival of Representations, Warranties and Certain Covenants.....................................     51
      8.2   Indemnification Provisions for Benefit of the Buyer...............................................     51
      8.3   Indemnification Provisions for Benefit of the Seller..............................................     54
      8.4   Matters Involving Third Parties...................................................................     56
      8.5   Determination of Amount of Adverse Consequences...................................................     57
      8.6   Tax Treatment of Indemnity Payments...............................................................     58

ARTICLE IX - TAX MATTERS......................................................................................     58
      9.1   Post-Closing Tax Returns..........................................................................     58
      9.2   Pre-Closing Tax Returns...........................................................................     58
      9.3   Straddle Periods..................................................................................     58
      9.4   Straddle Returns..................................................................................     59
      9.5   Claims for Refund.................................................................................     60
      9.6   Cooperation on Tax Matters........................................................................     60
      9.7   Certain Taxes.....................................................................................     60
      9.8   Confidentiality...................................................................................     60
      9.9   Audits............................................................................................     60
      9.10  Control of Proceedings............................................................................     61
      9.11  Powers of Attorney................................................................................     61
      9.12  Remittance of Refunds.............................................................................     61
      9.13  Purchase Price Allocation.........................................................................     62
      9.14  Closing Tax Certificate...........................................................................     62

ARTICLE X - TERMINATION OF AGREEMENT..........................................................................     63
      10.1  Termination of Agreement..........................................................................     63
      10.2  Effect of Termination.............................................................................     63

ARTICLE XI - MISCELLANEOUS....................................................................................     64
      11.1  Insurance.........................................................................................     64
      11.2  Press Releases and Public Announcements...........................................................     64
      11.3  No Third Party Beneficiaries......................................................................     65
      11.4  Succession and Assignment.........................................................................     65
      11.5  Counterparts......................................................................................     65
      11.6  Notices...........................................................................................     65
      11.7  Governing Law.....................................................................................     66
      11.8  Entire Agreement..................................................................................     67
      11.9  Severability......................................................................................     67
      11.10 Transaction Expenses..............................................................................     67
      11.11 Arbitration.......................................................................................     67

EXHIBITS

Exhibit A:     Description of Acquired Assets
Exhibit B:     Definitions and Interpretations
Exhibit C:     Form of Assignment Agreement
Exhibit D:     List of Services under an Administrative Services Agreement
Exhibit E:     The Seller's Disclosure Schedule
Exhibit F:     The Buyer's Disclosure Schedule
Exhibit G:     Opinion of the Seller's Counsel
Exhibit H:     Opinion of the Buyer's Counsel

                           PURCHASE AND SALE AGREEMENT

      THIS PURCHASE AND SALE AGREEMENT (this "Agreement") dated as of November 14, 2002 is by and among (1) EL PASO CGP COMPANY, a Delaware corporation (the "Seller") and (2) AMFIRE, LLC, a Delaware limited liability company (the "Buyer"). The Seller and the Buyer are sometimes referred to collectively herein as the "Parties" and individually as a "Party."

                                    RECITALS

      WHEREAS, American Natural Resources Company ("ANR Company"), a wholly-owned indirect subsidiary of Seller, owns 47.7% and the Seller owns the remaining 52.3% of the outstanding membership interests of El Paso Coal Holding, L.L.C. ("El Paso Holding") and El Paso Holding owns 100% of the outstanding membership interests of Coastal Coal Company, LLC ("Coastal Coal"), with all of such membership interests referred to as the "Coastal Coal Membership Interests";

      WHEREAS, ANR Company owns 1% and Coastal Coal owns the remaining 99% of the outstanding membership interests of Coastal Coal - West Virginia, LLC ("Coastal Coal WV"), with all of such membership interests referred to as the "Coastal Coal WV Membership Interests";

      WHEREAS, Coastal Coal, Inc., a wholly-owned subsidiary of Seller, owns 43% of the capital stock in Fox River Dock Company, Inc. ("Fox River") in the form of preferred shares, with (a) such preferred shares referred to as the "Fox River Shares", (b) the Coastal Coal Membership Interests, the Coastal Coal WV Membership Interests and the Fox River Shares referred to as the "Acquired Equity Interests" and (c) Coastal Coal and Coastal Coal WV referred to as the "Acquired Companies";

      WHEREAS, (a) Coastal Coal owns or leases various coal mining properties and businesses, (b) Coastal Coal WV owns or leases various coal mining properties and businesses in the state of West Virginia and (c) Fox River owns a loading dock and related facilities in Green Bay, Wisconsin;

      WHEREAS, the Seller owns certain computer equipment used by the Acquired Companies, with (i) such computer equipment being more fully set forth in Exhibit A and referred to as the "Acquired Assets" and (ii) the Acquired Equity Interests and the Acquired Assets being referred to collectively in this Agreement as the "Acquired Interests"; and

      WHEREAS, this Agreement contemplates a transaction in which the Buyer will purchase, and the Seller will sell, or cause each of its Affiliates to sell, all of its respective rights, title and interests in and to the Acquired Interests in return for the consideration specified herein.

      NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

                                    ARTICLE I
                         DEFINITIONS AND INTERPRETATIONS

      1.1 Definitions. Unless otherwise provided to the contrary in this Agreement, capitalized terms in this Agreement shall have the meanings set forth in Section 1.1 of Exhibit B.

      1.2 Interpretations. Unless expressly provided to the contrary in this Agreement, this Agreement shall be interpreted in accordance with the provisions set forth in Section 1.2 of Exhibit B.

                                   ARTICLE II
                     PURCHASE AND SALE OF ACQUIRED INTERESTS

      2.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, (a) the Seller agrees to cause El Paso Holding to sell to the Buyer, and the Buyer agrees to purchase from El Paso Holding, all of the El Paso Holding's right, title and interest in and to the Coastal Coal Membership Interests, (b) the Seller agrees to cause ANR Company to sell to the Buyer, and the Buyer agrees to purchase from ANR Company, all of ANR Company's right, title and interest in and to the Coastal Coal WV Membership Interests, (c) subject to
Section 2.6, the Seller agrees to cause Coastal Coal, Inc. to sell to the Buyer, and the Buyer agrees to purchase from Coastal Coal, Inc., all of Coastal Coal, Inc.'s right, title and interest in and to the Fox River Shares, (d) the Seller agrees to sell to the Buyer, and the Buyer agrees to purchase from the Seller all of its right, title and interest in and to the Acquired Assets.

      2.2 Purchase Price. Subject to Section 2.6, the purchase price to be paid by the Buyer to the Seller (or its designee) in consideration for the sale of the Acquired Interests shall be the sum of: (i) US$53 million payable by wire transfer of immediately available funds at the Closing; plus or minus (ii) any Working Capital Adjustment payable pursuant to Section 2.8, if any (in the aggregate, the "Purchase Price").

      2.3 The Closing.

            (a) Subject to Section 2.3(b), the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of the Seller located at 1001 Louisiana Street, Houston, Texas 77002, commencing at 10:00 a.m. local time on December 31, 2001, provided that if all of the conditions to the obligations of the Parties to consummate the transactions contemplated by this Agreement (other than conditions with respect to actions each Party will take at the Closing itself) have not been satisfied or waived by such date, then such date shall be extended to the second business day following the satisfaction or waiver of all such conditions (but no later than January 31, 2003) , or such other date as the Buyer and the Seller may mutually determine (the "Closing Date").

            (b) Notwithstanding the above, the Seller shall have the right to defer the Closing Date for a period of up to thirty-one (31) days to permit a simultaneous closing of the Seller's sale of certain lands and coal reserves pursuant to the Land Sale Agreement, provided, however, in no event shall the Closing Date be later than January 31, 2003.

      2.4 Deliveries at the Closing.At the Closing, (a) the Seller will deliver to the Buyer the various certificates, instruments, and documents referred to in
Section 7.1, (b) the Buyer will deliver to the Seller the various certificates, instruments, and documents referred to in Section 7.2, (c) the Seller will execute and deliver, and will cause El Paso Holding, ANR Company and Coastal Coal, Inc. to execute and deliver, to the Buyer such instruments of assignment and transfer as shall be necessary to transfer to the Buyer all of El Paso Holding's, Seller's, ANR Company's and Coastal Coal, Inc.'s right, title and interest in and to the Acquired Equity Interests, (d) the Seller will execute and deliver to the Buyer the Assignment Agreement substantially in the form attached as Exhibit C to transfer the Acquired Assets, (e) the Seller will execute and deliver, and cause the applicable Seller Parties to execute and deliver, to the Buyer an administrative services agreement containing mutually agreeable terms consistent with Exhibit D, pursuant to which Seller or one of its Affiliates will provide certain services to the Buyer and the Acquired Companies for a transition period (the "Administrative Services Agreement"); (f) the Buyer will execute and deliver to the Seller and the applicable Seller Parties, the Administrative Services Agreement containing mutually agreeable terms consistent with Exhibit D; (g) the Buyer will pay the Purchase Price (without the Working Capital Adjustment) by wire transfer to the Seller (or its designees), (h) the Seller will deliver to the Buyer resignations of its nominated officers and directors of the Acquired Companies, (i) the Buyer shall deliver the documentation and instruments to comply with the Buyer's obligations set forth in Section 5.6 with respect to the Other Bonds and (j) unless waived by a Party in accordance with Section 5.10, the execution of and the payment of any associated premiums associated with the Non-Mining Environmental Insurance Policy in accordance with Section 5.10.

      2.5 Retained Assets and Liabilities.

            (a) On the Closing Date, the Seller shall retain and will be (1) obligated to fully and timely pay, perform and discharge in accordance with their terms and (2) entitled to receive any proceeds, recoveries (monetary or otherwise) and benefits associated with the following matters (collectively, the "Retained Assets and Liabilities"):

                  (i) the long term receivables and the related payables set forth in Section 2.5(a)(i) of the Seller's Disclosure Schedule (the "Long Term Receivables");

                  (ii) the condominium unit #2 located at 8165 Royal Street, Deer Valley, Utah;

                  (iii) any software licenses associated with the computer equipment described in Exhibit A;

                  (iv) the Acquired Company Plans, including, but not limited to, all Adverse Consequences relating to the assumption of the Acquired Company Plans that will be assumed by Seller or one of its Affiliates other than the Acquired Companies or Fox River pursuant to Section 6.4 of this Agreement

                  (v) the T&T Consent Decree and any other liability related to acid mine drainage at the T&T #2 and #3 mines;

                  (vi) the litigation set forth in Section 2.5(a)(vi) of the Seller's Disclosure Schedule;

                  (vii) the employment of the Retained Employees, Inactive Employees and former employees (including those receiving long-term disability benefits) prior to the Closing Date, including any failure to hire applicants for employment prior to the Closing Date, and obligations owed to the Inactive Employees until they return to active employment with the Acquired Companies;

                  (viii) any Adverse Consequence for any Environmental Matter or Environmental or Response Action related to the real property or any other asset owned, operated or leased by any Seller Party or any of its Affiliates that is not a Subject Asset;

                  (ix) any Adverse Consequence for payment of the Environmental Insurance Deductible;

                  (x) the land operating receivables, as set forth in more detail in Section 2.5(a)(x) of the Seller's Disclosure Schedule;

                  (xi) the Bank Accounts of the Acquired Companies;

                  (xii) the Pre-Closing Workers' Compensation Liability;

                  (xiii) any and all prepaid royalty income as set forth in more detail in Section 2.5(a)(xiii) of the Seller's Disclosure Schedule; and

                  (xiv) the guaranty obligations of Coastal Coal, as successor in interest to Virginia Iron Coal and Coke Company, related to First Mortgage 5 Per Cent 100-Year Gold Bonds issued by Virginia and Southwestern Railway Company, due January 1, 2003.

            (b) On or prior to the Closing Date, to the extent permitted by applicable Law or contract, the Seller shall use all commercially reasonable efforts to cause the Retained Assets and Liabilities (other than Section 2.5(a)(v) above) to be assigned or otherwise transferred to the Seller or a third party designated by the Seller. To the extent that any of the Retained Assets and Liabilities cannot be assigned or otherwise transferred to Seller or its designee prior to the Closing Date (including without limitation where such an assignment or transfer would constitute a breach or default under any agreement, encumbrance or commitment, would violate any Law, would in any way adversely affect the rights or increase the obligations of the Seller or its designee or requires the consent of a third party that is not provided by such third party), then the Buyer will, without having to incur or suffer any Adverse Consequences, execute and deliver any other documents, certificates, agreements and other writings, and take such other actions, in each case, as may be reasonably necessary, desirable or requested by the Seller in order to provide or impose upon the Seller or its designee the benefits and the obligations associated with such Retained Assets and Liabilities. Without limiting the above, if the Seller is unable to assign or otherwise transfer the matters set forth in subsection (a)(i) above, then the Seller shall retain all rights and obligations to prosecute and/or defend such actions, including without limitation, the selection of counsel and the negotiation of any settlement arrangements and the Buyer will cooperate fully with the Seller in such regard without having to incur or suffer any Adverse Consequences. Without limiting the above, if the Seller is unable to assign or otherwise transfer the matters set forth in subsection (a)(i) to Seller or a third party designated by Seller, then the Seller shall retain all rights and obligations to prosecute or otherwise pursue the recovery of the Retained Assets and Liabilities and the Buyer will cooperate fully with the Seller (including without limitation, making its books and records associated with such matter available to the Seller) in this regard without having to incur or suffer any Adverse Consequences. Any of the amounts or proceeds received by the Buyer or the Acquired Companies associated with the matters set forth in subsection (a)(i) shall be promptly remitted to the Seller or its designee no later than ten (10) days following the receipt of such proceeds.

      2.6 Attempted Assignment of Acquired Interests. If any attempted assignment or assumption of any of the Acquired Interests pursuant to this Agreement would (i) constitute a breach or default under any agreement, encumbrance or commitment, (ii) violate any Law or (iii) adversely affect the rights, or increase the obligations of the Buyer, so that the Buyer would not, in fact, receive all such rights of the Seller or the Acquired Companies with respect thereto as they exist prior to such attempted assignment or assumption, then the Seller and the Buyer, without having to incur or suffer any Adverse Consequences, shall enter into such arrangements as may be reasonably acceptable to both the Buyer and the Seller to provide for or impose upon the Buyer the benefits of such Acquired Interests and any transfer or assignment to the Buyer by the Seller of any such Acquired Interest, which shall require such consent or authorization of a third party that is not obtained, shall be made subject to such consent or authorization being obtained. Notwithstanding the above, the Parties acknowledge that the Fox River Shares are subject to right of first refusal under the Shareholders Agreement. The Parties agree that the portion of the Purchase Price associated with the Fox River Shares is equal to $2.611 million (i.e. $2,169 per share) and that Coastal Coal Inc. will tender an offer to purchase the Fox River Shares to the holders of the Fox River common stock equal to such allocated amount. If the holders of the Fox River common stock elect to purchase the Fox River Shares pursuant to their right of first refusal under the Shareholders Agreement, then the Purchase Price shall be reduced dollar-for-dollar by the amount that such Fox River shareholders pay to the Seller or its Affiliates for all or a portion of the Fox River Shares (which amount the Seller and its Affiliates are entitled to retain for their own account).

      2.7 Intercompany Transactions.Immediately before the Closing, all outstanding receivables and payables between the Seller and its Subsidiaries (other than the Acquired Companies and Fox River), on the one hand, and the Acquired Companies or Fox River, on the other hand, shall be satisfied and discharged, without any post-Closing Adverse Consequences to the Buyer, the Acquired Companies or Fox River, except to the extent such receivables and payables relate to or arise under any agreement listed on Section 2.7 of the Seller's Disclosure Schedule between the Seller (or its Subsidiaries) and the Acquired Companies or Fox River which will not be terminated prior to, or at, the Closing. Except for those listed on Section 2.7 of the Seller's Disclosure Schedule, all other intercompany transactions or arrangements between the Acquired Companies and Fox River, on the one hand, and the Seller or any of its Subsidiaries, on the other hand, shall be terminated as of the Closing, in such manner as the Seller shall specify, without imposing Adverse Consequences upon the Buyer, the Acquired Companies or Fox River (other than those adjustments to the Purchase Price in accordance with Section 2.8), and none of the parties shall have any further Liability or obligation in respect of any such transaction or arrangement.

      2.8 Post-Closing Adjustment.

            (a) As soon as practicable, but in any event no later than one hundred twenty (120) days following the Closing Date, the Buyer shall cause to be prepared and delivered to the Seller the Audited Closing Date Balance Sheet and a statement setting forth the Working Capital Adjustment as of the close of business on the Closing Date (such statement, as it may be adjusted pursuant to Section 2.8(b), the "Closing Date Statement"). The Closing Date Statement shall be prepared in accordance with GAAP and consistent with the methodologies set forth in Schedule 1.1 of Exhibit B. Upon receipt of the Audited Closing Date Balance Sheet and the Closing Date Statement, the Seller and the Seller's independent accountants shall be permitted during the succeeding thirty (30) day period to examine the Audited Closing Date Balance Sheet, the Closing Date Statement and the work papers used or generated in connection with the preparation of such documents and such other documents as the Seller may reasonably request in connection with its review. If, within thirty (30) days following delivery of the Audited Closing Date Balance Sheet and the Closing Date Statement, the Seller shall not have given the Buyer notice of the Seller's objection to the Audited Closing Date Balance Sheet or any of the computations in the Closing Date Statement (which notice shall contain a statement of the Basis of such objection), then the Audited Closing Date Balance Sheet and the Closing Date Statement will be final and binding upon the Parties, absent manifest error. If the Seller gives notice to the Buyer of the Seller's objection, and the Buyer and the Seller are unable to resolve the issues in dispute within thirty (30) days after delivery of such notice of objection, each of the Buyer's and the Seller's positions with respect to the Audited Closing Date Balance Sheet and the computation of the Working Capital Adjustment in the Closing Date Statement will be submitted to Deloitte Touche LLP, independent certified public accountants, or such other firm of independent certified public accountants mutually selected by the Parties (the "Accountants") for resolution. If the Audited Closing Date Balance Sheet and the computation of Working Capital Adjustment are submitted to the Accountants for resolution, (x) each Party will furnish to the Accountants such workpapers and other documents and information relating to the disputed issues as the Accountants may request and are available to that Party (or its independent public accountants), and will be afforded the opportunity to present to the Accountants any material relating to such issues and to discuss the same with the Accountants; (y) the Accountant's shall select either the Buyer's or the Seller's position on each disputed matter in the Audited Closing Date Balance Sheet and the Working Capital Adjustment in its entirety and such selection shall be binding and conclusive on the Parties and will be deemed to be the Audited Closing Date Balance Sheet and the final Working Capital Adjustment for the Closing Date Statement; and (z) the fees of the Accountants for such determination will be borne by the Party whose positions have a net negative economic adjustment, taking into account all disputed matters.

            (b) Within five (5) Business Days of the completion of the computations required by Section 2.8(a), (i) if the Working Capital Balance in the Audited Closing Date Balance Sheet is less than $19 Million, then the Seller shall pay to the Buyer an amount equal to the Working Capital Adjustment and
(ii) if the Working Capital Balance in the Audited Closing Date Balance Sheet is greater than $19 Million, then the Buyer shall pay to the Seller an amount equal to the Working Capital Adjustment. In either case, such amounts shall be paid by wire transfer of immediately available funds to such account or accounts of the Buyer or the Seller, as the case may be, as may be designated by the Buyer or the Seller, as the case may be; provided, however, that amounts owed by the Seller to the Buyer may be netted against amounts owed by the Buyer to the Seller, and vise versa. If payment is being made after the fifth business day referred to in this Section 2.8(b), the amount of the payment to be made pursuant to this Section 2.8 shall bear interest from and including such fifth business day to, but excluding, the date of payment at a rate per annum equal to seven percent (7%) for the first thirty days such payment is past due and at a rate per annum equal to fifteen percent (15%) for all subsequent periods such payment is past due, in either event not to exceed the maximum rate permitted by Law. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days for which due.

            (c) After the Closing Date, the Seller will furnish, or cause to be furnished to the Buyer, its accountants and auditors, upon request of the Buyer and as promptly as practicable, such information and assistance as is reasonably necessary for the Buyer to cause to be prepared the Audited Closing Date Balance Sheet and the Closing Date Statement.

            (d) Except as set forth in Section 2.8(a), the Buyer and the Seller shall each bear its own expenses incurred in connection with the preparation and review of the Audited Closing Date Balance Sheet and the Closing Date Statement.

                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES CONCERNING
                                 THE TRANSACTION

      3.1 Representations and Warranties Concerning the Seller. Except as set forth in the Seller's Disclosure Schedule set forth in Exhibit E, the Seller represents and warrants to the Buyer as follows:

            (a) Organization of the Seller and Affiliates. Each of the Seller Parties is a corporation (other than El Paso Holding, which is a limited liability company), each of which is duly organized, validly existing, and in good standing under the Laws of the state of Delaware.

            (b) Authorization of Transaction. The Seller has full power and authority (including full corporate power and authority) to execute, deliver and perform its obligations under this Agreement and each of the Seller Parties has full power and authority (including full corporate power and authority or other power and authority) to execute and deliver each other agreement or instrument to which it is a party in connection with this Agreement and to perform its obligations thereunder. The Seller's execution, delivery and performance of this Agreement and the execution, delivery and performance of all other agreements and instruments by each of the Seller Parties in connection with this Agreement and the transactions contemplated under this Agreement have been duly authorized by all requisite corporate or other action on the part of each of the Seller Parties. This Agreement and all other agreements or instruments executed and delivered by each of the Seller Parties in connection with this Agreement have been duly executed and delivered by each of the Seller Parties. This Agreement and all other agreements or instruments executed and delivered by each of the Seller Parties pursuant to this Agreement constitute the legal, valid and binding obligation of each of the Seller Parties, enforceable in accordance with their respective terms and conditions, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally, and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Section 3.1 of the Seller's Disclosure Schedule sets forth all notices to, filings with, and all other authorizations, consents, or approval of Governmental Authorities required to be made or obtained in order to consummate the transactions contemplated by this Agreement.

            (c) Noncontravention. Neither the execution, delivery or performance of this Agreement by the Seller nor the execution, delivery or performance by each of the Seller Parties of each other agreement or instrument to which it is a party executed in connection with this Agreement or delivered pursuant to this Agreement, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate any Law, to which any of the Seller Parties is subject or any provision of their Organizational Documents, (ii) contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel or terminate any material authorization or Permit issued by a Governmental Authority that is held by any of the Seller Parties or that otherwise relates to the Acquired Interests, (iii) give any Governmental Authority or other Person the right to challenge any material portion of the transactions contemplated under this Agreement or exercise any remedy or obtain any relief that is material to the Acquired Interests under any Law to which any of the Seller Parties is subject, or (iv) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, cancel or exercise any material remedy or loss of rights, or result in the creation of any Encumbrance (other than Permitted Encumbrances), or require any notice (in all such cases with or without the giving of notice and/or the passage of time) under any material agreement, contract, lease, license, instrument, or other arrangement to which any of the Seller Parties is a party or by which it is bound or to which any of its assets is subject, except for (x) required consents to transfer and related provisions and any other third-party approvals or consents contemplated in this Agreement and (y) for consents of any Governmental Authority required with respect to the Permits, all of which are set forth in Section 3.1(c) of the Seller's Disclosure Schedule.

            (d) Brokers' Fees. Neither the Seller nor its Affiliates have any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer or any of any of the Acquired Companies or Fox River or the subsidiaries of any of the foregoing could become liable or obligated.

            (e) Ownership of the Acquired Equity Interests. ANR Company owns 47.7% and the Seller owns the remaining 52.3% of the membership interests of El Paso Holding. El Paso Holding owns 100% of the Coastal Coal Membership Interests. ANR Company owns 1% and Coastal Coal owns the remaining 99% of the Coastal Coal WV Membership Interests. Coastal Coal, Inc. owns 1,204 shares of preferred stock of Fox River, which represent 43% of issued and outstanding capital stock of Fox River, with other owners owning the other 57% of the Equity Interest of Fox River (as represented by 1,596 shares of common stock of Fox River). The Acquired Equity Interests have been duly authorized, and are validly issued and fully paid and non-assessable. Except to the extent created under the Securities Act, state securities Laws, limited liability company Laws and general corporation Laws of the applicable jurisdiction of formation, and as created by the respective Organizational Documents (i) the Acquired Equity Interests are held of record as set forth above, free and clear of rights of first refusal, restrictions on transfer, Taxes, and Encumbrances and (ii) there are no Commitments with respect to the Acquired Equity Interests. Neither the Seller nor its Affiliates are a party to any voting trust, proxy, or other agreement or understanding with respect to voting any Acquired Equity Interests. The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of each of the Acquired Companies are correct and complete in all material respects. None of the Acquired Companies is in default under or in violation of any provision of its charter or bylaws. None of the Acquired Companies controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association. To the Seller's Knowledge, Section 3.1 of the Seller's Disclosure Schedule includes the value of any undistributed dividends and interest of Fox River as of the Closing Date.

            (f) Buyer's Breach of Representation or Warranty. To the Seller's Knowledge as of the date of this Agreement (i) none of the representations and warranties made by the Buyer pursuant to this Agreement (excluding the representations and warranties in Section 3.2(f)) are inaccurate or incomplete and (ii) no breach of any such representation or warranty has occurred or is occurring. The Seller has not failed to disclose to the Buyer the fact that an inaccurate or incomplete representation or warranty has been made by the Buyer, or that a breach has occurred, or failed to give the Buyer the opportunity to correct such inaccurate or incomplete representation or warranty or to cure such breach in accordance with Section 5.8 hereof.

      3.2 Representations and Warranties of the Buyer. Except as set forth in the Buyer's Disclosure Schedule set forth in Exhibit F, the Buyer hereby represents and warrants to the Seller as follows:

            (a) Organization of the Buyer. The Buyer is a limited liability company duly organized, validly existing, and in good standing under the Laws of the state of Delaware.

            (b) Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute, deliver and perform its obligations under this Agreement and each other agreement or instrument to which it is a party in connection with this Agreement. The Buyer's execution, delivery and performance of this Agreement and all other agreements and instruments in connection with this Agreement and the transactions contemplated under this Agreement have been duly authorized by all requisite corporate or other action on the part of the Buyer. This Agreement and all other agreements or instruments executed and delivered by the Buyer in connection with this Agreement have been duly executed and delivered by the Buyer. This Agreement and all other agreements or instruments executed and delivered by the Buyer pursuant to this Agreement constitute the legal, valid and binding obligation of the Buyer, enforceable in accordance with its terms and conditions, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally, and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Section 3.2(b) of the Buyer's Disclosure Schedule sets forth all notices to, filings with, and all authorizations, consents, or approvals of Governmental Authorities required to be made or obtained in order to consummate the transactions contemplated by this Agreement.

            (c) Noncontravention. Neither the execution, delivery or performance of this Agreement by the Buyer or each other agreement or instrument to which it is a party executed in connection with this Agreement or delivered pursuant to this Agreement, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate any Law to which the Buyer is subject or any provision of its Organizational Documents, (ii) give any Governmental Authority or other Person the right to challenge any material portion of the transactions contemplated under this Agreement or exercise any material remedy or obtain any relief that is material to the Acquired Interests under any Law to which the Buyer is subject, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Party the right to accelerate, terminate, modify, or cancel or exercise any material remedy or loss of rights, or result in the creation of any Encumbrance (other than Permitted Encumbrances), or require any notice, approval or consent under any material agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

            (d) Brokers' Fees. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller or its Affiliates could become liable or obligated.

            (e) Investment. The Buyer is not acquiring the Acquired Interests with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act. The Buyer, together with its directors and executive officers and advisors, is familiar with investments of the nature of the Acquired Interests, understands that this investment involves substantial risks, and has substantial knowledge and experience in financial and business matters such that it is capable of evaluating, and has evaluated, the merits and risks inherent in purchasing the Acquired Interests, and is able to bear the economic risks of such investment. The Buyer acknowledges that the Acquired Equity Interests have not been registered or qualified under, and are sold in reliance upon an exemption from the registration requirements of, the Securities Act of 1933, as amended, and the rules and regulations thereunder and any applicable state securities or "Blue Sky" laws, and may not be offered, sold, transferred, pledged, hypothecated or otherwise assigned unless they are registered under such securities laws or regulations or an exemption from such registration is available.

            (f) Seller's Breach of Representation or Warranty. To the Buyer's Knowledge as of the date of this Agreement (A) none of the representations and warranties made by the Seller pursuant to this Agreement (excluding the representations and warranties in Section 3.1(f)) are inaccurate or incomplete and (B) no breach of any such representation or warranty has occurred or is occurring. The Buyer has not failed to disclose to the Seller the fact that an inaccurate or incomplete representation or warranty has been made by the Seller, or that a breach has occurred, or failed to give the Seller the opportunity to correct such inaccurate or incomplete representation or warranty or to cure such breach in accordance with Section 5.8 hereof.

            (g) Qualified Buyer. To Buyer's Knowledge, the Buyer is qualified to obtain and, after the Closing, retain all Permits (including environmental and surface mining permits) and to hold all coal land and leases owned by the Acquired Companies or that are necessary for Buyer to own, lease, maintain and operate the Acquired Interests, including, from and after the Closing Date.

            (h) WARN Act. The Buyer does not intend to engage within sixty (60) days of the Closing Date in a "plant closing" or "mass layoff" as such terms are defined in the WARN Act.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES CONCERNING
                             THE ACQUIRED INTERESTS

      4.1 Representations and Warranties Concerning the Acquired Interests. Except as set forth in the Seller's Disclosure Schedule set forth in Exhibit E, the Seller represents and warrants to the Buyer as of the date of this Agreement as follows; provided, however, that any representation or warranty given in this
Article IV with respect to Fox River and its related operations shall be deemed to be made to the Seller's Knowledge:

            (a) Organization, Qualification, Company Power, Capitalization. Each of the Acquired Companies and Fox River (i) is a limited liability company (or in the case of Fox River, a corporation) duly organized (or in the case of Fox River, duly incorporated), validly existing and in good standing under the Laws of the jurisdiction of its formation; (ii) is duly authorized to conduct business and is in good standing under the Laws of each jurisdiction in which it has had an office or in which it paid taxes in the past three years; and (iii) has full power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Neither of the Acquired Companies nor Fox River has any Subsidiaries or owns any Equity Interest of any other Person.

            (b) Noncontravention. Section 4.1(b) of the Seller's Disclosure Schedule sets forth all material notices to, filings with, and all authorizations, consents, or approvals of Governmental Authorities required to be made or obtained in order to consummate the transactions contemplated by this Agreement. Neither the execution, delivery or performance of this Agreement by the Seller nor the execution, delivery or performance by each of the Seller Parties of each other agreement or instrument to which it is a party executed in connection with this Agreement or delivered pursuant to this Agreement, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate any Law to which any of the Acquired Companies is subject or to which any Subject Asset is subject or any provision of the Organizational Documents of each of the Acquired Companies, (ii) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel or terminate any material authorization or Permit issued by a Governmental Authority that is held by any Acquired Company or Fox River or that otherwise directly relates to any Subject Asset, or (iii) give any Governmental Authority or other Person the right to challenge any of the transactions contemplated under this Agreement or exercise any remedy or obtain any relief under any Law to which any Acquired Company or Fox River is subject or (iv) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, cancel or exercise any material remedy or material loss of rights, or result in the creation of any Encumbrance (other than Permitted Encumbrances), or require any notice or trigger any rights to any material payment or other compensation under any agreement, contract, lease, license, instrument, or other arrangement (w) to which the Acquired Companies is a party or by which it is bound, (x) to the Seller's Knowledge, the loading dock agreement to which Fox River is a party or by which it is bound,
(y) to which any Subject Asset is subject, or (z) which constitutes part of the Acquired Assets (or result in the imposition of any Encumbrance upon any of the Subject Assets), except for required consents to transfer and related provisions and any other third party appraisals or consents contemplated in this Agreement, which are set forth in Section 4.1(b) of the Seller's Disclosure Schedule.

            (c) Brokers' Fees. Neither the Acquired Companies nor Fox River have any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement or for which the Buyer could become liable or obligated.

            (d) Title to Subject Assets

                  (i) Section 4.1(d)(i) of the Seller's Disclosure Schedule lists all tangible and intangible personal property material to the Business that is included in the Subject Assets and indicates which of the Acquired Companies or the Seller Parties owns or leases such Subject Asset. As to each Subject Asset shown on Section 4.1(d)(i) of the Seller's Disclosure Schedule as being owned or leased by a particular Acquired Company or Seller Party, such Acquired Company or Seller Party either (a) owns good and transferable title to such Subject Asset or (b) leases such Subject Asset under a valid and enforceable lease. No rights of the Acquired Companies or the Seller Parties under such leases have been assigned or otherwise transferred as security for any obligation of the Acquired Companies or the Seller Parties.

                  (ii) The title or leasehold interests to the Subject Assets includes all tangible and intangible assets currently used by the Acquired Companies to conduct their businesses as currently conducted. The Subject Assets currently in use have been maintained, in all material respects, in accordance with normal industry practice and, except for normal wear and tear, are suitable for the purposes for which the Acquired Companies are presently using such Subject Assets. The Subject Assets are free and clear of all material Encumbrances, except for (A) Permitted Encumbrances and (B) the Encumbrances disclosed in the Seller's Disclosure Schedule.

            (e) Financial Statements. Attached as Section 4.1(e) of the Seller's Disclosure Schedule is a balance sheet and the accompanying footnotes (the "June 30th Balance Sheet") as of June 30, 2002 (the "Balance Sheet Date") for the Business accompanied by an audit report of PriceWaterhouseCoopers LLP. Except as set forth in Section 4.1(e) of the Seller's Disclosure Schedule, the June 30th Balance Sheet fairly presents the financial position of the Business on the Balance Sheet Date and was prepared in accordance with GAAP and Regulations S-K and S-X promulgated by the Securities and Exchange Commission and contains all required footnote disclosure required under GAAP, except that the June 30th Balance Sheet is subject to normal year-end adjustments, none of which are material. Additionally, the footnote disclosures provide the breakout of any assets or liabilities that are classified in both current and long-term assets and current and long-term liabilities as well as the basis for such classification. The June 30th Balance Sheet is consistent with the books and records of the Seller and the entities carrying on the Business. There are no material Liabilities of the Business not reflected in the June 30th Balance Sheet. To the Seller's Knowledge, the books and records of the Acquired Companies have been prepared and maintained in a manner that would reasonably support, in all material respects, the audit of the financial statements of the Acquired Companies for the fiscal years ending December 31, 2001 and for the period beginning on January 1, 2002 and ending on the date of this Agreement. The accounting records of the Acquired Interests that have been supplied to the Buyer by the Seller and that are related to the fiscal year ended December 31, 2001 and the fiscal period beginning January 1, 2002 and ending on the date of this Agreement fairly present the Business as conducted during such period; provided that the Seller makes no representation or warranty with regard to the opening balances on the financial statements of the Acquired Companies as of January 1, 2001.

            (f) Material Change. Since the Balance Sheet Date of this Agreement, there has been no Material Adverse Effect. Without limiting the generality of the foregoing:

                  (i) the Subject Assets have been operated and maintained in the Ordinary Course of Business;

                  (ii) there has not been any material damage, destruction or loss to any material portion of the Subject Assets, whether or not covered by insurance;

                  (iii) there has been no issuance by either of the Acquired Company's or Fox River of any of its Equity Interests, or any repurchase or redemption by the Acquired Companies of any of their Equity Interests;

                  (iv) except as set forth in Section 4.1(f)(iv) of the Disclosure Schedule, there has been no merger or consolidation of either of the Acquired Companies or Fox River with any other Person or acquisition by either of the Acquired Companies of the Equity Interest or business of any other Person, nor any purchase, sale or lease of material assets included in the Subject Assets;

                  (v) there has been no borrowing of funds, agreement to borrow funds or guaranty by either of the Acquired Companies, except in the Ordinary Course of Business and except for intercompany loans and transactions that will be satisfied or terminated prior to the Closing Date and no cancellation or termination of Permits, other than in the Ordinary Course of Business;

                  (vi) except for (A) the Land Sale Agreement and (B) the Lease Agreements in the form set forth in Section 4.1(f)(vi) of the Seller's Disclosure Schedule and other agreements, contracts, commitments, arrangements, leases or licenses entered into in the Ordinary Course of Business, there has not been any material agreement, contract, commitment, arrangement, lease, or license (or series of related agreements, contracts, leases, and licenses) entered into or any material amendment to or termination, acceleration, modification or cancellation of any material Contract made or permitted or any breach of any material Contract by the Acquired Companies;

                  (vii) there has not been any coal sales contract entered into by the Acquired Companies, whether or not such contract is in the Ordinary Course of Business;

                  (viii) there has not been any capital expenditure (or series of related capital expenditures) made either (x) involving more than $250,000 or
(y) outside the Ordinary Course of Business;

                  (ix) there has not been any capital investment in, any loan or advance to, assumption of any of the Liabilities of, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) by the Acquired Companies, either (x) involving $250,000, (y) outside the Ordinary Course of Business, or (z) other than any Intercompany Advances that are terminated in accordance with Section 2.7;

                  (x) there has been no payment of accounts payable and other Liabilities delayed or postponed or other alterations of working capital by the Acquired Companies outside the Ordinary Course of Business;

                  (xi) there has been no right, claim or Liability (or series of related rights, claims or Liabilities) or indebtedness cancelled, compromised, waived, forgiven or released by the Acquired Companies, either (x) involving more that $250,000 or (y) outside the Ordinary Course of Business;

                  (xii) except as set forth in Section 4.1(f)(xii), there has been no change in the governing instruments of the Acquired Companies or Fox River made or authorized;

                  (xiii) there has been no transaction by the Acquired Companies with, any of the directors, officers and employees of such Acquired Companies outside the Ordinary Course of Business;

                  (xiv) there has been no employment contract or collective bargaining agreement, written or oral, entered into by the Acquired Companies, or any modification of any existing such contract, nor has there been any change in compensation for any directors, officers, or employees of the Acquired Companies outside the Ordinary Course of Business;

                  (xv) there has been no bonus, profit-sharing, incentive, severance or other plan, contract, or commitment adopted, amended, modified, or terminated for the benefit of any of the directors, officers, and employees of the Acquired Companies, or any such action taken with respect to any other Acquired Company Plan, except as reasonably required to fulfill

Seller's obligations under this Agreement to have the Acquired Company Plans terminated or assumed by Seller or one of its Affiliates other than the Acquired Companies and Fox River by the Closing Date;

                  (xvi) there has been no (i) change in accounting methods, practices or principles or the application thereof implemented or adopted or
(ii) material change in its tax methods or principles or the application thereof implemented or adopted;

                  (xvii) except as required by Law, there has been no Tax election applicable to the Acquired Companies made, changed or revoked; and

                  (xiii) there has been no agreement to do any of the foregoing, except as permitted by this Agreement.

            (g) Legal Compliance. Each of the Acquired Companies (and the Seller with respect to the Acquired Assets) has complied in all material respects with all applicable Laws of all Governmental Authorities (including any such Laws which prohibit any illegal or improper payments). No action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure to so comply in all material respects with all applicable Laws. The Seller makes no representations or warranties in this Section 4.1(g) with respect to Taxes, Environmental Laws or applicable Laws respecting employment, employment practices, wage payment, health or safety, for which the sole representations and warranties of the Seller are set forth in Sections 4.1(h), 4.1(k), 4.1(n) and 4.1(o), respectively.

            (h) Tax Matters. (i) Each of the Acquired Companies has filed all Tax Returns that it was required to file and such Tax Returns are correct, complete and accurate in all material respects and have been prepared substantially in compliance with all applicable Laws. All Taxes due and owing by the Acquired Companies (whether or not shown on any Tax Returns) have been paid. Each of the Acquired Companies has complied with in all material respects all Laws regarding Taxes, including those governing retention of records.

                  (ii) There is no material dispute or claim concerning any Tax Liability of the Acquired Companies claimed or raised by any Governmental Authority in writing or, to the Seller's Knowledge, which for purposes of this
Section 4.1(h) shall also include the Knowledge of any director or officer (and employees responsible for Tax matters) of the Acquired Companies, based upon personal contact with any agent or representative of such Governmental Authority.

                  (iii) There are no waivers extending the statutory period of limitations or material outstanding agreements applicable to any Tax Returns required to be filed by or with respect to the Acquired Companies or otherwise in respect of any Taxes for which the Buyer may be responsible. Neither of the Acquired Companies has agreed to any extension of time with respect to a Tax assessment or deficiency and neither the Acquired Companies is the beneficiary of any extension of time within which to file any Tax Return.

                  (iv) The Seller has filed all Tax Returns with respect to the Acquired Assets that it was required to file and such Tax Returns (with respect to the Acquired Assets) are correct, complete and accurate in all respects. All Taxes due and owing with respect to the Acquired Assets (whether or not shown on any such Tax Returns) have been paid.

                  (v) No claim has ever been made by an authority in a jurisdiction where each Acquired Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Encumbrances for Taxes (other than Taxes not yet due and payable) upon any of the Subject Assets.

                  (vi) Each of the Acquired Companies has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                  (vii) None of the Acquired Companies has an obligation to make a payment that will not be deductible under Code Section 280G or 162(m). Each of the Acquired Companies has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

                  (viii) Section 4.1(h) of Seller's Disclosure Schedule sets forth the following information with respect to each of the Acquired Companies as of the most recent practicable date (as well as on an estimated pro forma basis as of the Closing giving effect to the consummation of the transactions contemplated hereby): (A) the basis of the Acquired Companies in its assets; and
(B) the basis of the owner(s) of the Acquired Companies in its interest (or the amount of any excess loss account).

                  (ix) The unpaid Taxes of the Acquired Companies (A) did not, as of the Balance Sheet Date, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the June 30th Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Acquired Companies, as the case may be in filing their Tax Returns. Since the Balance Sheet Date, neither Acquired Company has incurred any Liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business consistent with past custom and practice.

                  (x) Neither of the Acquired Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) "closing agreement" as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

                  (xi) The Seller has not made an election pursuant to Section 754 of the Code for either of the Acquired Companies. Section 4.1(h) of the Seller's Disclosure Schedule sets forth any tax election made for the Acquired Companies.

            (i) Contracts and Commitments. All material contracts and commitments, written or oral including all amendments, modifications, waivers and elections applicable thereto, (a) providing for receipt or payment, contingent or otherwise of $100,000 or more, (b) relating to indebtedness or guarantee obligations to which either of the Acquired Companies or Fox River is a party, including, without limitation, the Throughput Agreement dated February 25, 1987 between Fox River Dock Company, Inc. and Coastal Coal International, Inc. (the "Throughput Agreement") or (c) otherwise necessary to the operation of the Business (the "Material Contracts") are listed on Section 4.1(i) of the Disclosure Schedule. As to the Acquired Companies or the Seller Parties that are a party thereto (i) the Material Contracts are valid and binding, enforceable in accordance with their respective terms, and are in full force and effect, (ii) the Material Contracts will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby, (iii) each of the Acquired Companies or the Seller Parties has performed all material obligations required to be performed by it to date under the Material Contracts, (iv) no Acquired Company or Seller Party, nor to the Knowledge of the Seller, any other party is in default under any material obligation of any such Material Contracts, and, to the Seller's Knowledge, no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the Material Contracts, and (iv) no Acquired Company or Seller Party, nor to the Knowledge of the Seller, any other party has repudiated any material provision of the Material Contracts.

            (j) Litigation. Section 4.1(j) of the Seller's Disclosure Schedule sets forth each instance in which the Acquired Companies or any of the Subject Assets (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party to or the subject of any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, or is the subject of any pending or, to the Seller's Knowledge, threatened material claim, demand, or notice of violation or Liability from any Person and identifies the docket number and state or county in which the action is pending. To the Seller's Knowledge, there is no reason to believe that any other similar action, suit, proceeding, hearing, or investigation may be brought or threatened against any of the Subject Assets or the Acquired Companies or Fox River or that there is any Basis for the foregoing. There are no existing material claims by or material disputes between Persons owning, controlling or occupying lands or realty adjoining or near any of Active Operating Properties and Reserves and the Acquired Companies or the Seller Parties or regarding adverse possession, the location of boundary lines, encroachments, mineral rights, subsidence, water quality or quantity, flood damage, blasting damage, trespass, waste, transportation of coal or other materials, nuisances or any other similar matter.

            (k) Environmental Matters. To the Seller's Knowledge:

                  (i) Each of the Acquired Companies and Fox River (and, with respect to the Acquired Assets, the Seller) is in material compliance with all applicable federal, state and local Laws (including common law) relating to the protection of the environment as in effect on or before the date of this Agreement, including, without limitation, the Surface Mining Control and Reclamation Act of 1977, 30 U.S.C.Section 1201 et seq., the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. section 9601, et seq. ("CERCLA"), the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. section 6901, et seq., the Clean Air Act, as amended, 42 U.S.C. section 7401, et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. section 1251, et seq., the Oil Pollution Act of 1990, 33 U.S.C. section 2701, et seq. and any other Environmental Law.

                  (ii) Each of the Acquired Companies and Fox River (and, with respect to the Acquired Assets, the Seller) has obtained all material required federal, state and local permits, licenses, franchises, authorities, consents, and approvals (the "Environmental Permits") and has made all filings and maintained all material information, documentation, and records, as necessary under all applicable Environmental Laws for operating its assets and the Business as it is presently conducted which are related to: (i) air emissions;
(ii) discharges to surface water or ground water; (iii) noise emissions; (iv) solid or liquid waste disposal; (v) the use, generation, storage, transportation or disposal of Hazardous Materials; and (vi) other matters related to the Environment or health and safety. All such Environmental Permits remain in full force and effect. A list of all such Environmental Permits is set forth on Section 4.1(k)(ii) of the Seller's Disclosure Schedule.

                  (iii) (A) There are no pending or threatened material claims, demands, actions, administrative proceedings or lawsuits against either of the Acquired Companies or Fox River or, with respect to the Acquired Assets, the Seller), and (B) neither of the Acquired Companies nor Fox River is, and none of the Subject Assets are, subject to any outstanding material injunction, judgment, order, decree or ruling, under any Environmental Law.

                  (iv) Except in accordance with a valid Environmental Permit listed on Section 4.1(k)(ii) of the Seller's Disclosure Schedule, none of the Acquired Companies, nor Fox River (nor the Seller, with respect to the Acquired Assets) has caused any, and there has been no Hazardous Discharge, which by Environmental Law has required or would require any notification thereof or a response thereto.

                  (v) All Hazardous Materials disposed of, treated or stored on or off-site of any real property owned or operated at any time by any Acquired Company or Fox River (or the Acquired Assets, as applicable) have been disposed of, treated and stored substantially in compliance with all applicable Environmental Laws. There are now no underground storage tanks "owned" or "operated" (as defined by applicable law and regulation) by any Acquired Company or Fox River (or, with respect to the Acquired Assets, the Seller ). There are no landfills or disposal areas located at, on, in or under the Subject Assets that (i) contain Hazardous Materials (other than Hazardous Materials associated with Mining Activities as set forth in Section 4.1(k)(v) - Part 2 of the Seller's Disclosure Schedule) or (ii) are not associated with Mining Activities.

                  (vi) Except for supplies that are to be used or sold in the Ordinary Course of Business and in compliance with all applicable Laws, all of the real property owned by any Acquired Company or Fox River (or the Acquired Assets, as applicable) is free of any material amount of Hazardous Materials. No Acquired Company nor Fox River (nor the Seller, with respect to the Acquired Assets) has permitted any real property owned by any Acquired Company (or the Acquired Assets, as applicable), or any part thereof, to be used for the storage, treatment or disposal of a material amount of Hazardous Materials.

                  (vii) Except in accordance with a valid Environmental Permit listed on Section 4.1(k)(ii) of the Seller's Disclosure Schedule, no Acquired Company nor Fox River (nor the Seller, with respect to the Acquired Assets) has transported or accepted for transport any Hazardous Materials.

                  (viii) None of the Acquired Companies or Fox River is or, to the Seller's Knowledge, may be a potentially responsible party under CERCLA or any analogous state law in connection with any site actually or allegedly containing or used for the treatment, storage or disposal of Hazardous Materials.

                  (ix) The Seller has furnished to the Buyer all information in its possession or the Acquired Companies' or Fox River's possession (or, with respect to the Acquired Assets, the possession of the Seller) pertaining to the environmental history of all real property owned by any Acquired Company or Fox River (or the Acquired Assets, as applicable) which would indicate any material non-compliance by any Acquired Company or Fox River (or, with respect to the Acquired Assets, the Seller) with any Environmental Law.

                  (x) The Seller makes no representation or warranty relating to any Environmental Law, except as expressly set forth in this Section 4.1(k).

            (l)   Permits; Mining.

                  (i) Each of the Acquired Companies owns or holds all material franchises, licenses, permits, consents, approvals, authorizations of all Governmental Authorities and all other Permits necessary for the conduct of the Business as currently conducted (collectively, the "Permits"). All such Permits are listed on Section 4.1(l)(i) of the Seller's Disclosure Schedule together with a description of the permitted property or facility, the amount of the bond for each such Permit, the expiration date (if any) of any Permit, and the surety for each such bond or manner in which each such bond has otherwise been posted. Each Permit is in full force and effect, and the permittee thereunder is in compliance in all material respects with all of its obligations with respect to each Permit, and to the Seller's Knowledge, no event has occurred that permits, or upon the giving of notice or the lapse of time or otherwise would permit, revocation or termination of any material Permit, except for expirations of Permits in accordance with their terms or applicable Law. No such Permit is the subject of any proceeding by or in front of any Governmental Authority that is reasonably expected to affect its validity. The Seller has made available to the Buyer true and complete copies of (i) all the Permits as amended, supplemented and modified through the date hereof and (ii) any and all pending applications for additional Permits that have been submitted to any Governmental Authority by the Acquired Companies pertaining to the Business or the Subject Assets.

                  (ii) The operation of the coal mining and processing operations and the state of reclamation with respect to the Permits are in material compliance with all applicable mining, reclamation, health and safety and all other applicable Laws and in accordance with reclamation plans submitted with respect to the Permits.

                  (iii) Neither the Seller nor any Acquired Company, nor any Person "owned or controlled" by the Seller or any Acquired Company, nor any Person which "owns or controls" any Acquired Company, has been notified in writing or, to Seller's Knowledge, otherwise notified, with respect to the Subject Assets by the Federal Office of Surface Mining or the agency of any state administering the Surface Mining Control and Reclamation Act (30 U.S.C. Sections 1201 et seq.), or any comparable state statute, that it is: (i) ineligible to receive additional surface mining permits; or (ii) under investigation to determine whether their eligibility to receive such Permits should be revoked, i.e., "permit blocked" and, to the Seller's Knowledge, no Basis exists which could cause the foregoing to be true. As used herein, the terms "owned or controlled" and "owns or controls" shall be defined as set forth in 30 C.F.R. Section 773.5 (1998).

                  (iv) With respect to the Business and Subject Assets, the Acquired Companies are in material compliance with all of the requirements of the Surface Mining Control and Reclamation Act of 1977, the Federal Mine Safety and Health Act of 1977, as amended, and all similar statutes of the Commonwealth of Virginia, the Commonwealth of Kentucky and the State of West Virginia and all rules and regulations promulgated under those statutes.

            (m) Reclamation Bonds. Section 4.1(m) of the Seller's Disclosure Schedule contains a list of all reclamation and performance bonds, including guaranties, indemnities, letters of credit and other forms of surety, posted by and/or for the benefit of the Acquired Companies to secure the performance of their respective reclamation or other obligations pursuant to, in connection with or as a condition of, the Permits (collectively, the "Reclamation Bonds") and lists all obligees, beneficiaries, amounts, effective dates and the purpose of each Bond. The Acquired Companies have posted all reclamation and performance bonds required to be posted in connection with their existing operations and all such Reclamation Bonds are sufficient for their purpose and in full force and effect.

            (n) Employee Matters. There has not been during the five years prior to the date of this Agreement and there is not any existing or, to the Knowledge of the Seller, any threatened, union organizing campaigns, representation proceedings, strikes, work stoppages, slowdowns, grievances, unfair labor practice charges or labor arbitration proceedings, or other dispute resolution proceedings with respect to the current or former employees of the Acquired Companies, or the current or former employees of Fox River. None of the Acquired Companies or Fox River is a party to, bound by, or negotiating with respect to any collective bargaining or other agreement with any union or other association of employees, nor is any unit of employees of any of the Acquired Companies or Fox River represented by any labor union or similar association. None of the current or past officers, directors, employees or applicants for employment of the Seller Companies, the Acquired Companies or Fox River has a pending or has, to the Seller's Knowledge, any threatened, claim against the Acquired Companies, Fox River or the Subject Assets. There are no contracts of employment with any of the employees of the Acquired Companies or Fox River. There are no discrimination claims that are pending or, to the Knowledge of the Seller, threatened against the Acquired Companies or Fox River, and the

Acquired Companies and Fox River have been and each is in material compliance with all applicable Laws respecting employment, employment practices, wage payment, health and safety.

            (o) Compensation and Employee Benefits.

                  (i) (1) Section 4.1(o) of the Seller's Disclosure Schedule sets forth a list, as of the date hereof, of all "employee benefit plans" (as defined in Section 3(3) of ERISA) and all payroll practices, deferred compensation plans, incentive compensation plans, severance plans, vacation and sick day plans, stock option plans, and all other employee benefit plans, programs, or arrangements with respect to which any of the Acquired Companies are a party or a sponsor or a fiduciary thereof or by which any of the Acquired Companies are bound: (A) under which employees or former employees or their beneficiaries are entitled to participate by reason of employment with any of the Acquired Companies or their respective ERISA Affiliates, whether or not any of the foregoing is funded, whether insured or self-funded; or (B) with respect to which any of the Acquired Companies otherwise may have, as of the Closing Date, any direct or indirect Liability (collectively the "Acquired Company Plans").

                        (2) Section 4.1(o) of the Seller's Disclosure Schedule also sets forth a list, as of the date hereof, of all "employee benefit plans" (as defined in Section 3(3) of ERISA) and all payroll practices, deferred compensation plans, incentive compensation plans, severance plans, vacation and sick day plans, stock option plans, and all other employee benefit plans, programs, or arrangements with respect to which, to Seller's Knowledge, Fox River is a party or a sponsor or a fiduciary thereof or by which Fox River is bound: (A) under which employees or former employees or their beneficiaries are entitled to participate by reason of employment with Fox River or its respective ERISA Affiliates, whether or not any of the foregoing is funded, whether insured or self-funded; or (B) with respect to which Fox River otherwise may have, as of the Closing Date, any direct or indirect Liability (collectively the "Fox River Plans").

                        (3) Section 4.1(o) of the Seller's Disclosure Schedule identifies: (A) each Acquired Company Plan and Fox River Plan that is a "pension plan" (as defined in Section 3(2) of ERISA) (the "Pension Plans"), and denotes those Pension Plans intended to be qualified under Section 401(a) of the Code (the "Qualified Plans"); and (B) each Acquired Company Plan and Fox River Plan that is a "welfare plan" (as defined in Section 3(1) of ERISA) (the "Welfare Plans"). No Acquired Company Plan or Fox River Plan is a "multiemployer plan" (within the meaning of Section 4001(a)(3) of ERISA), nor do Seller, the Acquired Companies, or Fox River have any obligations or Liability under the Coal Industry Retiree Health Benefit Act of 1992, codified in Sections 9701 et seq. of the Code. The Seller has made available to the Buyer true and complete copies of each Acquired Company Plan and Fox River Plan, and such other documents relating thereto as the Buyer has reasonably requested.

                  (ii) Each of the Acquired Companies and Fox River has received a determination letter from the Internal Revenue Service with respect to each Qualified Plan, except as would not result in any material Liability to either of the Acquired Companies or Fox River, each of the Acquired Companies and Fox River has complied in all material respects with all applicable provisions of the Code, ERISA, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Fair Labor Standards Act and all other Laws pertaining to (i) the employment and compensation of all of the former and current employees of the Acquired Companies and Fox River, and
(ii) the Acquired Company Plans and Fox River Plans, including COBRA. Except as would not result in any material Liability to either of the Acquired Companies or Fox River, each Qualified Plan meets the requirements of a "qualified plan" under Code Section 401(a), and there is no Basis to believe that the qualification under Code Section 401(a) of any Qualified Plan could be jeopardized or adversely affected in any material respect.

                  (iii) Except as set forth in Section 6.4 of this Agreement, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with any other event, (1) entitle any former or current employee of either of the Acquired Companies, Fox River, or any other Person to any material amount of severance pay, termination pay or other, similar payments for which the Buyer, the Acquired Companies or Fox River will have any material Liability after the Closing; (2) accelerate the time of payment or vesting of, or increase the amount of compensation due, with respect to any such employee or any other Person under any Acquired Company Plan or Fox River Plan for which the Buyer, the Acquired Companies or Fox River will be liable after the Closing; or (3) result in the payment of an amount that could, individually or in combination with any other such payment, constitute an "excess parachute payment" under Code Section 280G(b)(1). None of the Acquired Companies or Fox River has received services from any individual treated as an independent contractor or leased employee, but which Person should have been treated as a common-law employee, for purposes of participating in any Acquired Company Plan.

                  (iv) Except as would not result in any material Liability to either of the Acquired Companies or Fox River, (1) as of the Closing Date, payment to each Acquired Company Plan and Fox River Plan of all contributions that are required to be made by the Acquired Companies and Fox River under the terms thereof and under ERISA or the Code in respect of the current and prior plan years, if any, have been made for all Acquired Company Plans and Fox River Plans; (2) all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Pension Plan or accrued in accordance with the past custom and practice of the Acquired Companies and Fox River; and (3) all premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Welfare Plan. As of the latest actuarial determination, no "accumulated funding deficiency" (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, exists with respect to any Pension Plan. The present value of all accumulated benefit obligations under each Qualified Plan (based on the assumptions used in the preparation of such Qualified Plan's most recent actuarial valuation report) did not as of the last annual valuation date applicable thereto exceed by a material amount the fair market value of the assets of such Qualified Plan. No "reportable event" within the meaning of Section 4043 of ERISA ("Reportable Event") has occurred in connection with any of the Pension Plans.

                  (v) Except as would not result in any material Liability to either of the Acquired Companies or Fox River, (1) each Acquired Company Plan and Fox River Plan has been administered substantially in accordance with its terms; (2) each Acquired Company Plan and Fox River Plan and each related trust, insurance contract or fund complies in form and in operation and has been administered substantially in accordance with any applicable provisions of ERISA, the Code, and all other applicable Laws, all reports, returns and other documentation (including Form 5500 Annual Reports, summary annual reports, PBGC-1s and summary plan descriptions) that are required to have been filed with the IRS, the Department of Labor, the PBGC or any other Governmental Authority have been filed on a timely basis; (3) other than routine claims for benefits, no Encumbrances, lawsuits or complaints to or by any Person or Governmental Authority have been filed or, to the Knowledge of the Seller, are contemplated or threatened, with respect to any Acquired Company Plan or Fox River Plan; and
(4) the requirements of COBRA have been met with respect to each such Acquired Company Plan and Fox River Plan which is a Welfare Plan. Neither of the Acquired Companies nor Fox River nor any of their Affiliates has incurred any Liability under Title IV of ERISA, nor does the Seller reasonably expect that any such Liability will be so incurred.

                  (vi) Except as would not result in any material Liability to either of the Acquired Companies or Fox River:

                        (1) No "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code ("Prohibited Transaction")) has occurred with respect to any Acquired Company Plan or Fox River Plan subject to ERISA, other than such a transaction subject to an administrative or statutory exemption, with respect to which a Tax, penalty or other amount.

                        (2) Neither the Seller, the Acquired Companies, nor any of their respective ERISA Affiliates, nor Fox River nor any organization with respect to which any such entity is a successor or parent corporation, within the meaning of Section 4069(b) of ERISA, has engaged in any transaction described in Sections 4069 or 4212(c) of ERISA.

                        (3) Each Pension Plan that is not qualified under Code
Section 401(a) or 403(a) is exempt from Parts 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, pursuant to ERISA Sections 201(2), 301(a)(3) and 401(a)(1).

                  (vii) No assets of any of the Acquired Companies nor, to Seller's Knowledge, Fox River are allocated to or held in a "rabbi trust" or similar funding vehicle.

                  (viii) No Welfare Plan is a "multiple employer welfare arrangement" as defined in Section 3(40) of ERISA.

                  (ix) Except as would not result in any material Liability to either of the Acquired Companies or Fox River, with respect to each Acquired Company Plan that any of the Acquired Companies maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute, and with respect to each Fox River Plan that Fox River maintains or has ever maintained or to which it contributes, ever contributed, or ever has been required to contribute:

                        (1) No such Acquired Company Plan or Fox River Plan which is a Pension Plan has been completely or partially terminated.

                        (2) No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Acquired Company Plan or Fox River Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Acquired Company Plan or Fox River Plan (other than routine claims for benefits) is pending or threatened and there is no Basis for any such action, suit, proceeding, hearing, or investigation.

                        (3) None of the Acquired Companies nor the Seller nor Fox River have any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability as defined in ERISA Section 4201) or under the Code with respect to any such Acquired Company Plan or Fox River Plan which is an Pension Plan will be incurred.

            (p) Real Property.

                  (i) Section 4.1(p)(i) of the Seller's Disclosure Schedule lists all material real property interests owned by the Acquired Companies.

                  (ii) Section 4.1(p)(ii) of the Seller's Disclosure Schedule lists all material real property interests in which the Acquired Companies have a leasehold interest.

                  (iii) As to each property shown in Section 4.1(p)(i) or (ii) of the Disclosure Schedule as being owned or leased by a particular entity, except for Permitted Encumbrances such entity holds (A) Mining Title to the Active Operating Properties that are shown as owned or leased by such entity on
Section 4.1(p)(i) or (ii) of the Disclosure Schedule and (B) as to the other real property shown as owned or leased by each such entity in Section 4.1(p)(i) or (ii) of the Disclosure Schedule, an interest of record or a leasehold interest from a person or entity which, to the Seller's Knowledge, had (in the case of owned real property) or has (in the case of leased real property) an interest of record.

                  (iv) The Acquired Companies have not received any written notice alleging that the Acquired Companies are in default under any material lease. The Acquired Companies are not in material default under any material lease relating to Active Operating Properties or other real property.

                  (v) Each of the leases on Section 4.1(p)(ii) of the Seller's Disclosure Schedule is, and, subject to obtaining any requisite third party consents, all of which are specified in Section 5.2 of the Seller's Disclosure Schedule, will be on and immediately following the Closing, valid and enforceable against the lessor or other parties thereto in accordance with its terms. To the Knowledge of the Seller, there are no unwritten modifications to such leases.

                  (vi) None of the Acquired Companies have received any notice of claims that the Acquired Companies has mined any coal that it did not have the right to mine or mined any coal in such reckless and imprudent fashion as to give rise to any material claims for loss, waste or trespass.

                  (vii) All material existing maps, surveys, title insurance policies, title insurance, abstracts and other evidence of title have been made available by the Seller to the Buyer.

                  (viii) No condemnation or eminent domain proceeding against any part of such property is pending or, to the Seller's Knowledge, threatened.

            (q) Transactions with Affiliates. Section 4.1(q) of the Seller's Disclosure Schedule lists all oral or written contracts and agreements between
(i) the Acquired Companies on one hand and (ii) the Seller and its Affiliates (other than the Acquired Companies) on the other hand. All such contracts and agreements will, except as noted in Section
2.7 of the Seller's Disclosure Schedule, be terminated immediately before Closing.

            (r) Intellectual Property. To the Knowledge of the Seller, the Acquired Companies and the Subsidiaries do not operate their businesses in a manner that infringes upon any patents, copyrights, or trademarks of third parties.

            (s) Insurance Policies. Each material insurance policy in the name of the Acquired Companies or that provides coverage to the Acquired Companies is set forth in Section 4.1(s) to the Disclosure Schedule.

            (t) Undisclosed Liabilities. None of the Acquired Companies nor Fox River has any Liability (and, to Seller's Knowledge, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability, except for (i) Liabilities set forth in the June 30th Balance Sheet or in any notes thereto, (ii) Liabilities which have arisen after the Balance Sheet Date in the Ordinary Course of Business, and (iii) any undisclosed Liabilities which do not exceed $250,000 in the aggregate.

            (u) Customers. Set forth on Section 4.1(u) of the Seller's Disclosure Schedule is a complete and accurate list of: the names of each customer of each Acquired Company which accounted for 5% or more of the gross revenues of each Acquired Company during any of the last two fiscal years. None of the Acquired Companies or the Seller has received any written notice of, and is not aware of any Basis for, any material disputes with any of the Persons listed on Section 4.1(u) of the Seller's Disclosure Schedule.

            (v) Absence of Certain Payments. During the five (5) year period prior to the date of this Agreement, none of the Acquired Companies have (nor, to the Seller's Knowledge, has any director, officer, agent, or employee of any Acquired Company nor any other person, acting on behalf of any Acquired Company) directly or indirectly: used any of such company's funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from such company's funds; violated any provision of the Foreign Corrupt Practices Act of 1977 applicable to such company; established or maintained any unlawful or unrecorded fund of such company's monies or other assets; made any false or fictitious entry on the books or records of such company; or made any unlawful bribe, rebate, payoff, influence payment, kickback, or other unlawful payment, to any person or entity, private or public, regardless of form, whether in money, property, or services, to obtain favorable treatment in securing business or to obtain special concessions for such company, or to make any unlawful payment for favorable treatment for business secured or for special concessions already obtained for such company.

      4.2 Limitations of Representations and Warranties. EXCEPT AS AND TO THE EXTENT SET FORTH IN SECTIONS 3.1 AND 4.1 AND EXCEPT FOR ANY CLAIM BASED ON FRAUD, INTENTIONAL MISREPRESENTATION OR ACTION FOR INJUNCTIVE RELIEF, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER TO BUYER AND HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO BUYER OR ITS REPRESENTATIVES (INCLUDING WITHOUT LIMITATION ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO BUYER BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT, OR REPRESENTATIVE OF SELLER OR ANY AFFILIATE THEREOF). SELLER MAKES NO REPRESENTATIONS OR WARRANTIES TO BUYER REGARDING THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS ACQUIRED PURSUANT TO THIS AGREEMENT. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, BUYER ACCEPTS THE COAL RESERVES IN OR UNDER THE REAL PROPERTY, AS IS, WHERE IS, TOGETHER WITH THE MINING DATA, FREE OF ANY WARRANTY (EXPRESS OR IMPLIED) WITH REGARD TO THE MINEABILITY, WASHABILITY, RECOVERABILITY, VOLUME, OR QUANTITY OR QUALITY OF ANY COAL RESERVE. IF THE HOLDERS OF THE FOX RIVER COMMON STOCK ELECT TO PURCHASE ALL OF THE FOX RIVER SHARES PURSUANT TO THEIR RIGHT OF FIRST REFUSAL UNDER THE SHAREHOLDERS AGREEMENT AS DESCRIBED IN SECTION 2.6, THEN THE SELLER MAKES NO REPRESENTATIONS OR WARRANTIES AS TO THE FOX RIVER SHARES, FOX RIVER OR ITS BUSINESSES AND ASSETS AND THE BUYER SHALL HAVE NO RIGHT TO ANY INDEMNIFICATION WITH REGARD THERETO UNDER THIS AGREEMENT; PROVIDED THAT REGARDLESS OF THE EXERCISE OF SUCH RIGHT OF FIRST REFUSAL ALL OF THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT AS TO THE THROUGHPUT AGREEMENT SHALL REMAIN IN FULL FORCE AND EFFECT.

                                    ARTICLE V
                              PRE-CLOSING COVENANTS

      5.1 Satisfaction of Conditions Precedent. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, each Party will use all commercially reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this

Agreement, including without limitation the satisfaction of the conditions precedent set forth in Article VII.

      5.2 Notices and Consents. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, the Seller will give any notices to third parties, and will use its commercially reasonable efforts (and will bear any associated commercially reasonable costs) to obtain the third party consents, listed on Section 5.2 of the Seller's Disclosure Schedule. The Seller will use its commercially reasonable efforts to cooperate with the Buyer in changing the responsible parties on all Permits to the Buyer's personnel and will provide all resignations of officers of the Acquired Companies requested by the Buyer. Each of the Parties will give any notices to, make any filings with, and use all commercially reasonable efforts to obtain any authorizations, consents, and approvals of Governmental Authorities.

      5.3 Operation of Business. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, the Seller will not, without the consent of the Buyer (which consent shall not be unreasonably withheld or delayed), except as expressly contemplated by this Agreement or Section 5.3 of the Seller's Disclosure Schedule, cause or permit the Acquired Companies, or, with respect to the Acquired Assets, the Seller to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Seller will not, without the consent of the Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), except as expressly contemplated or permitted by this Agreement (including the purchase of the Fox River Shares pursuant to the right of first refusal under the Fox River Shareholders Agreement as set forth in Section 2.6) or as set forth in Section
5.3 of the Seller's Disclosure Schedule, cause or permit the Acquired Companies, or, with respect to the Acquired Assets, the Seller to take any action, or enter into any transaction described in Section 4.1(f) above. Between the date of this Agreement and the Closing, with the exception of the transactions contemplated by the Land Sale Agreement and the Lease Agreements set forth in the following sentence, the Seller will cause each of the Acquired Companies to keep the Subject Assets and the Business substantially intact, including present operations, physical facilities, working conditions, Permits, insurance policies, and relationships with lessors, licensors, suppliers, customers, and employees. The Seller shall have the right to execute and close the transactions contemplated in (a) the Land Sale Agreement and (b) the Lease Agreements in the form set forth in Section 4.1(f)(vi) of the Seller's Disclosure Schedule on or before the Closing Date, with such transactions being with a third unaffiliated party or with an Affiliate with the right to assign such agreements to a third party before, on or after the Closing Date. Between the date of this Agreement and the Closing, the Seller will cause each of the Acquired Companies to comply in all material respects with all applicable Laws and with all orders of any Governmental Authority. The Seller will cause the Acquired Companies to use commercially reasonable efforts to attempt to have approximately between one and three weeks of coal inventories in the aggregate in place on the Closing Date. Section 5.3 of the Disclosure Schedule sets forth the amount of coal inventories each Acquired Company has in place at each of its owned and leased real property locations as of the date of this Agreement.

      5.4 Access to Information. The Seller will permit and will cause the Acquired Companies and Coastal Coal, Inc. to permit (and the Seller, with respect to Fox River, will use commercially reasonable efforts to cause Fox River to permit), representatives of the Buyer to have reasonable access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Acquired Companies, Fox River, Coastal Coal, Inc. or the Seller, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Acquired Companies, Fox River or the Subject Assets. Any information obtained by the Buyer, its employees, representatives, consultants, attorneys, agents, lenders and other advisors under this Section 5.4 shall be subject to the confidentiality and use restrictions contained in the Confidentiality Agreement. All "due diligence" activities of the Buyer shall be conducted in accordance with applicable Laws and the Buyer shall indemnify the Seller and their Affiliates from and against all Adverse Consequences incurred as a direct result of such due diligence activities that either damage the Subject Assets, injure third parties, violate any applicable Law or violate the terms of the Confidentiality Agreement. During the period prior to Closing, in no event shall the Buyer or its Affiliates or their respective officers, directors, employees, counsel, financial advisors or other representatives be permitted to conduct Phase II environmental assessments or any other sampling or testing of soil and/or ground or surface water at, or under, any real property associated with the Subject Assets, without the prior written consent of the Seller which shall not be unreasonably conditioned, delayed or withheld.

      5.5 Contact with Customers and Vendors. The Buyer shall not, prior to the Closing Date, contact any customer, vendor, supplier or employee of, or any other Person having business dealings with, the Seller or their Affiliates with respect to any aspect of the Acquired Interests or the transactions contemplated hereby, without the prior written consent of the Seller, which consent shall not be unreasonably withheld, delayed or conditioned.

      5.6 Pre-Closing Other Bond Replacement. The Buyer shall submit replacements for the Other Bonds on or prior to the Closing Date and the Seller shall cooperate with the Buyer in obtaining consent to such replacements.

      5.7 Exclusivity. From the date of this Agreement until the earlier of the Closing or the termination hereof, other than with respect to the Land Sale Agreement and the Lease Agreements, the Seller will not (nor will it cause or permit any of the Acquired Companies, ANR Company, or Coastal Coal, Inc. to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the Acquired Interests or of the Acquired Companies (including any acquisition structured as a merger, consolidation, or share exchange of the Acquired Interests) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing.

      5.8 Amendment of Schedules.

            (a) Between the date of this Agreement and the Closing Date, the Seller shall give prompt written notice to the Buyer if it has Knowledge of any development causing a breach of any of the representations and warranties in Sections 3.1 or 4.1 above. Between the date of this Agreement and the Closing Date, the Buyer shall give prompt written notice to the Seller if it has Knowledge of any development causing a breach of any of the representations and warranties in Section 3.2 above. No disclosure by the Seller pursuant to this
Section 5.8, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant, except to the extent set forth in this Section 5.8.

            (b) Between the date of this Agreement and the Closing Date, the Buyer shall give prompt written notice to the Seller if it has Knowledge of a breach of any of the representations and warranties of the Seller as of the date of this Agreement, or if the Buyer has Knowledge of the occurrence after the date of this Agreement of a breach of any such representation or warranty. During the same period, the Buyer shall promptly notify the Seller if it has Knowledge of any breach of any covenant of the Buyer in this Agreement or of the occurrence of any event that may make the satisfaction of the conditions in
Article VI impossible or unlikely.

            (c) Between the date of this Agreement and the Closing Date, the Seller shall give prompt written notice to the Buyer if it has Knowledge of a breach of any of the representations and warranties of the Seller as of the date of this Agreement, or if the Seller has Knowledge of the occurrence after the date of this Agreement of a breach of any such representation or warranty. During the same period, the Seller shall promptly notify the Buyer if it has Knowledge of any breach of any covenant of the Seller in this Agreement or of the occurrence of any event that may make the satisfaction of the conditions in
Article VI impossible or unlikely.

            (d) Upon delivery of any such notice by the Buyer to the Seller or by the Seller to the Buyer, in each case with respect to a breach by the Seller of any representation, warranty or covenant contained in this Agreement, the Buyer shall have the right to terminate this Agreement, unless the Seller elects to (1) cure such breach (if curable) by the Outside Closing

Date or (2) reduce the Purchase Price by the estimated cost of curing such breach, as determined jointly by the Buyer and the Seller, in their reasonable discretion, and, in either case if the Seller takes the action specified in clauses (1) or (2) above, the Buyer shall be obligated to consummate the transactions contemplated by this Agreement. If the Buyer and the Seller are unable to agree upon the estimated cost of curing such breach within three (3) Business Days, the estimated cost of curing such breach shall be determined by a mutually agreed upon Person experienced in the area at issue. Notwithstanding anything to the contrary contained herein, if the estimated cost of curing any breach by the Seller pursuant to this Agreement is expected to exceed Five Million Dollars ($5,000,000) (such breach, a "Substantial Seller Breach"), the Seller shall have the right to terminate this Agreement by providing written notice of such election to the Buyer. If the Seller provides such written notice to the Buyer, then the Buyer may elect to waive such Substantial Seller Breach and notify the Seller that the Buyer desires to consummate the transactions contemplated hereby without any obligation of the Seller to take the actions specified in clauses (1) and (2) of the first sentence of this subsection, by providing written notice to the Seller of such election, within five (5) days of receipt of the written notice from the Seller electing to terminate this Agreement, in which case the Seller shall be required to consummate the transactions contemplated hereby, subject to the terms and conditions of this Agreement. If the Buyer elects to so waive such Substantial Seller Breach and cause the Seller to consummate the transactions contemplated hereby, the Buyer shall not be entitled to any indemnification protection pursuant to Article VIII hereof for any Adverse Consequences arising from or related to such Substantial Seller Breach. In the event the cost of curing any breach or potential breach by the Seller pursuant to this Agreement cannot be determined or reasonably estimated on or prior to the Closing Date, then the Buyer shall have the right to cause the Seller to consummate the transactions contemplated hereby, without waiving any right it has to indemnification pursuant to Article VIII hereof in respect of such breach.

            (e) Upon delivery of any such notice by the Buyer to the Seller or by the Seller to the Buyer, in each case with respect to a breach by the Buyer of any representation, warranty or covenant contained in this Agreement, the Seller shall have the right to terminate this Agreement, unless the Buyer elects to (1) cure such breach (if curable) by the Outside Closing Date or (2) increase the Purchase Price by the estimated cost of curing such breach, as determined jointly by the Buyer and the Seller, in their reasonable discretion, and, in either case if the Buyer takes the action specified in clauses (1) or (2) above, the Seller shall be obligated to consummate the transactions contemplated herein. If the Buyer and the Seller are unable to agree upon the estimated cost of curing such breach within three (3) Business Days, the estimated cost of curing such breach shall be determined by a mutually agreed upon Person experienced in the area at issue. Notwithstanding anything to the contrary contained herein, if the estimated cost of curing any breach by the Buyer pursuant to this Agreement is expected to exceed Five Million Dollars ($5,000,000) (such breach, a "Substantial Buyer Breach"), the Buyer shall have the right to terminate this Agreement by providing written notice of such election to the Seller. If the Buyer provides such written notice to the Seller, the Seller may elect to waive such Substantial Buyer Breach and notify the Buyer that the Seller desires to consummate the transactions contemplated hereby without any obligation of the Buyer to take the actions specified in clauses (1) and (2) of the first sentence of this subsection, by providing written notice to the Buyer of such election, within five (5) days of receipt of the written notice from the Buyer electing to terminate this Agreement, in which case the Buyer shall be required to consummate the transactions contemplated hereby, subject to the terms and conditions of this Agreement. If the Seller elects to so waive such Substantial Buyer Breach and cause the Buyer to consummate the transactions contemplated hereby, the Seller shall not be entitled to any indemnification protection pursuant to Article VIII hereof for any Adverse Consequences arising from or related to such Substantial Buyer Breach. In the event the cost of curing any breach or potential breach by the Buyer pursuant to this Agreement cannot be determined or reasonably estimated on or prior to the Closing Date, then the Seller shall have the right to cause the Buyer to consummate the transactions contemplated hereby, without waiving any right the Seller has to indemnification pursuant to Article VIII hereof in respect of such breach.

      5.9 Real Property Information. Prior to the Closing Date, the Seller shall promptly provide the following information with regard to each material parcel or tract of owned real property included in the Subject Assets: (i) an identification of the deed or other instrument of conveyance; (ii) recording information (if available, and if not, the state and county where the relevant parcel or tract is located); and (iii) the names of at least one grantor and one grantee thereunder. The Seller shall promptly provide the following information with regard to each material parcel or tract of leased real property included in the Subject Assets: (i) an identification of the lease or sublease agreement and any and all amendments and modifications (including any side letters that materially change or amend the terms of the lease or sublease agreement); (ii) the state and county where the relevant parcel or tract is located; (iii) the names of at least one lessor and one lessee (or sublessor or sublessee) thereunder; and (iv) the term thereof, including any extension options.

      5.10 Environmental Insurance.

            (a) Prior to the Closing Date, the Buyer and the Seller shall cooperate to obtain insurance commitments (the "Non-Mining Insurance Policy") from AIG or another insurance company with a Best Insurance Reports rating of "A-", or better and a financial size category of "IX" or higher associated with insurance coverage for Adverse Consequences arising from any Environmental Matter associated with the operation of the Business or the ownership of the Acquired Interests arising on or prior to the Closing Date other than Mining Environmental Liabilities (the "Non-Mining Environmental Liabilities"). In this regard, the Parties shall cooperate to obtain the Non-Mining Insurance Policy commitments in accordance with the terms and conditions that are set forth in
Section 5.10 of the Buyer's Disclosure Schedule. The Seller and the Buyer shall each equally bear the costs of the premiums of obtaining such insurance. If such insurance commitments are not available on substantially similar terms as set forth in Section 5.10 of the Buyer's Disclosure Schedule, then, subject to subsections (b), (c) and (d), neither Party shall be obligated to proceed to Closing and either Party shall have the right to terminate this Agreement in accordance with Section 10.1.

            (b) Notwithstanding the above, if such insurance commitments are available on substantially similar terms, except the premiums are in excess of those set forth in Section 5.10 of the Buyer's Disclosure Schedule, then either Party may elect to proceed to Closing by notifying the other Party that it will bear all of such premiums that are in excess of those set forth in Section 5.10 of the Buyer's Disclosure Schedule.

            (c) Notwithstanding the above, the Buyer may elect to waive such condition precedent and proceed to Closing.

            (d) Notwithstanding the above, the Seller may elect to waive such condition precedent and proceed to Closing to the extent that the insurance commitments are not available on substantially similar terms as set forth in
Section 5.10 of the Buyer's Disclosure Schedule. In such an event, the Seller shall be required to indemnify the Buyer for any Non-Mining Environmental Liabilities in accordance with Section 8.2(b)(viii).

                                   ARTICLE VI
                             POST-CLOSING COVENANTS

      6.1 General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Parties reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article VIII).

      6.2 Delivery and Retention of Records. On or before thirty (30) days after the Closing Date, the Seller will deliver or cause to be delivered to the Buyer, at the Buyer's request all files, records, information and data relating to the Acquired Companies, Fox River and the Subject Assets that are in the possession or control of the Seller, its Affiliates, or the Acquired Companies (the "Records"); provided that it is understood that any of the records of the Acquired Companies that are associated with the land or other properties transferred pursuant to the Land Sale Agreement and that is not leased back to the Acquired Companies pursuant to the Lease Agreements shall remain the property of the buyer or its successors and assigns pursuant to the Land Sale Agreement and the Buyer shall not be entitled to a copy of such records. The Buyer agrees to (a) hold the Records and not to destroy or dispose of any portion thereof for a period of four years from the Closing Date or such longer time as may be required by Law, provided that, if it desires to destroy or dispose of such Records during such period, it will first offer in writing at least sixty
(60) days before such destruction or disposition to surrender them to the Seller and if the Seller does not accept such offer within twenty (20) days after receipt of such offer, the Buyer may take such action and (b) following the Closing Date to afford the Seller, its accountants, and counsel, during normal business hours, upon reasonable request, at any time, full access to the Records and to the Buyer's employees at no cost to the Seller (other than for reasonable out-of-pocket expenses); provided that such access will not be construed to require the disclosure of Records that would cause the waiver of any attorney-client, work product or like privilege; provided, further, that in the event of any litigation nothing herein shall limit any Party's rights of discovery under applicable Law. The Buyer agrees to provide the Seller and its Affiliates reasonable access to, and the right to make copies of, the Records after the Closing Date in order for the Seller to comply with its obligations under this Agreement (including without limitation, the preparation of any required tax returns in accordance with this Agreement and to comply with any indemnity obligations) and, to the extent required, to perform any obligations or to receive any benefits associated with the Retained Assets and Liabilities. The Buyer agrees to provide the Seller and its Affiliates and its successors and assigns under the Land Sale Agreement and the Lease Agreements reasonable access to, and the right to make copies of, the Records after the Closing Date in order conduct any audit of the financial statements in accordance with generally accepted accounting principles and in accordance with Regulation S-K and S-X of the Securities and Exchange Commission associated with the business that is subject to the Lease Agreements. The Buyer agrees, at the sole cost and expense of such parties, to reasonably cooperate with and assist such parties in conducting such audits.

      6.3 Removal of Logos and Signs. Within one hundred (120) days after the Closing, the Buyer shall remove from any of the Subject Assets any logo or sign visible to the public indicating that such assets are owned or operated by El Paso Corporation, the Seller or any of their Affiliates (including signs displaying El Paso Corporation's, the Seller's or their Affiliate's emergency contact telephone number or otherwise displaying the phrases "El Paso" or "Coastal", in whole or in part). As promptly as practical after the Closing, the Buyer shall post the Buyer's emergency contact telephone numbers in place of any of El Paso Corporation's, the Seller's or their Affiliate's emergency contact telephone numbers. The Buyer will not be required to remove or delete "El Paso" or "Coastal" from internal documents, maps, permits, geologic logs, working papers, etc. that it uses for internal purposes. The Buyer will remove "El Paso" or "Coastal" from any such items before distribution or use with outside third parties.

      6.4 Employee Matters.

            (a) (i) The Acquired Companies shall terminate the employees identified by Buyer on Schedule 6.4(a)(i) prior to the Closing (up to a maximum of twenty-five) (the "Terminated Employees") and Seller or one of its Affiliates other than the Acquired Companies or Fox River shall provide the Terminated Employees with severance, accrued paid time off and other benefits under and in accordance with the terms of the applicable Seller or Acquired Company Plan(s) in which each such individual participates at the time of such termination; provided, that, if any Terminated Employee is rehired by one of the Acquired Companies or their Affiliates after the Closing and within one year following such termination, the Acquired Company or its Affiliate shall pay the Seller or its Affiliate an amount of cash equal to the severance pay paid by the Seller or its Affiliates to such Terminated Employee, less any repayment of such severance pay by such Terminated Employee to the Seller or its Affiliates as a result of such rehiring by the Acquired Companies or its Affiliates. Notwithstanding the above, for purposes of this subsection, "rehired" shall not include the hiring or retention of any Terminated Employees by the Acquired Companies or any of their Affiliates after the Closing to work on a temporary contract basis that is not intended to last more than six months.

            (ii) In the event the Acquired Companies terminate any of the Retained Employees listed on Schedule 6.4(a)(ii) after the Closing and prior to January 31, 2003 ("Post-Closing Terminated Employees"), the Buyer shall, or shall cause the Acquired Companies or one of their Affiliates to provide cash severance pay and accrued paid time off to such Post-Closing Terminated Employees.

            (b) As to any Post-Closing Terminated Employee, the cash severance pay to which Section 6.4(a)(ii) applies (i) shall be in the same amount as the amount of cash severance pay to which the Post-Closing Terminated Employee would have been entitled under the severance formula used in the severance plan in which the Post-Closing Terminated Employee participated immediately prior to the Closing Date (the "Applicable Severance Plan"), (ii) shall be payable only if the termination of employment of the Post-Closing Terminated Employee would have been a "Qualifying Termination" under the Applicable Severance Plan (and as defined therein as of the Closing) if the Post-Closing Terminated Employee were a participant therein at the time of such termination, (iii) shall be payable in a lump sum, (iv) shall not be subject to any conditions or restrictions more onerous than in effect under the Applicable Severance Plan as of the Closing and
(v) shall be payable only upon execution by the Post-Closing Terminated Employee of a general release of claims against the Seller and its Affiliates and the Buyer and its Affiliates in a form customarily used under the applicable Severance Plan.

            (c) Following the Closing, any person who as of the Closing is actively employed by either of the Acquired Companies (the "Retained Employees") shall continue in the employment of the Acquired Companies on an at-will basis, meaning they can quit or be terminated at any time and for any reason; provided, however, that nothing in this Section 6.4(b) shall be deemed to require that the employment of any Retained Employee be continued for any specific period of time after the Closing Date. As of the Closing, any person who as of the Closing is employed by either of the Acquired Companies and is on leave of absence or on short-term disability (each such person, an "Inactive Employee"), and the name of each of whom is listed on
Schedule 6.4(c) shall be transferred to the employment of an Affiliate of the Seller other than either of the Acquired Companies or Fox River until such time as such person is able to and desires to return to active employment status, whereupon the Buyer shall cause an Acquired Company (as applicable) to employ such person as a Retained Employee on an at-will basis, meaning such individual may quit or be terminated at any time for any reason; provided, however, that, for purposes of this Agreement, individuals on curtailment leave (also identified on Schedule 6.4) shall be Retained Employees, and not Inactive Employees, and the Acquired Companies shall continue to provide them with medical benefits after the Closing, under a Buyer Benefit Plan, at least for the remaining time they would have been on curtailment leave under a Retained Company Plan.

            (d) On or prior to the Closing Date, all Retained Employees shall cease active participation in all Acquired Company Plans and the Seller shall cause the Acquired Companies to cease sponsoring or participating in all Acquired Company Plans.

            (e) To the extent that the Retained Employees become eligible to participate in any employee benefit plans or programs that the Acquired Companies implement on or after the Closing Date (each a "Buyer Benefit Plan"), then for all purposes (including, without limitation, determining eligibility to participate, vesting, early retirement and benefit accrual), service with the Acquired Companies, their Affiliates and the predecessors of any of the foregoing shall be treated as service under such Buyer Benefit Plan; provided, however, that such service need not be recognized (i) under any Buyer Benefit Plan which is a qualified defined benefit pension plan or (ii) to the extent that such recognition would result in any duplication of benefits. In addition, all Buyer Benefit Plans shall waive any pre-existing conditions, actively-at-work exclusions and waiting periods with respect to participation by and coverage of the Retained Employees and their eligible dependents and shall provide that any expenses incurred on or before the Closing by or on behalf of any such individuals shall be taken into account under the applicable Buyer Benefit Plans for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions. Notwithstanding the above, if the Closing occurs prior to December 31, 2002, then the Buyer shall use all commercially reasonable efforts to have the provisions set forth in the preceding sentence apply equally to the period between Closing and December 31, 2002. If the applicable insurance carriers do not agree to permit such coverage in accordance with the preceding sentence for the period between Closing and December 31, 2002, then all Buyer Benefit Plans for such period shall comply with the above only to the extent permitted by any applicable insurance carriers.

            (f) Prior to the Closing Date, the Seller shall take all actions necessary such that, immediately prior to the Closing, the Coastal Coal Pension Plan, as such plan may change from time to time in accordance with such plan, shall be assumed by an Affiliate of the Seller other than either Acquired Company or Fox River (the "Acquired Company Pension Plan"). The Buyer and the Seller acknowledge and agree that the Acquired Companies shall cease to have any rights or Liabilities under the Acquired Company Pension Plan, all such rights and Liabilities having been assumed by such Affiliate of the Seller. As of the Closing Date, the Seller shall cause each Retained Employee and Inactive Employee to become fully vested in any unvested portion of his or her accrued benefit under the Acquired Company Pension Plan.

            (g) The Buyer and the Seller acknowledge that an Affiliate of the Seller other than either Acquired Company or Fox River shall assume and retain all Liabilities relating to (1) retiree medical benefits with respect to the Retained Employees, Inactive Employees and the Acquired Companies' former employees under the El Paso Corporation Retiree Benefits Plan and (2) disability benefits, medical benefits, and any other benefits or compensation for Inactive Employees under the El Paso Corporation Long Term Disability Plan and any other applicable Acquired Company Plan, as such plans may change from time to time in accordance with such plans.

      6.5 Permits. With respect to any Permits that may be transferred or otherwise approved by a Governmental Authority following the sale of the Acquired Interests under this Agreement (other than such transfers or approvals that must be received prior to Closing in accordance with Sections 7.1(e) and 7.2(e)), the Buyer agrees to submit transfer applications for such Permits within thirty (30) days after Closing, and to use commercially reasonable efforts to have all such Permits transferred in accordance with such the requirements of the Governmental Authority within ninety (90) days of Closing. The Seller shall cooperate with the Buyer in any reasonable arrangement designed to provide the Buyer with the benefits under any Permit. The Buyer shall indemnify and hold harmless the Seller from and against any loss or Liability incurred in connection with holding such assets as agent for the Buyer or otherwise arising out of the Buyer's operations that are related to Buyer's inability to obtain transfer of the Permits on and after the Closing Date.

      6.6 Post-Closing Financial Statement Cooperation and Audits.

            (a) Following the Closing Date, the Seller will furnish, or cause to be furnished to Affiliates of the Buyer, its accountants and auditors, upon request of the Buyer and as promptly as practicable such assistance and cooperation as is requested by the Buyer, its accountants and auditors to prepare (and the Buyer shall use all reasonable efforts to cause the preparation of) the Required Financial Statements and the MD&A Disclosure within one hundred twenty (120) days following the Closing Date. The Buyer shall select and retain KPMG LLP or such other auditor that it elects to conduct such audit procedures. The Buyer shall bear the full cost of the audit services of KPMG LLP or such other independent auditor.

            (b) With respect to any registration statement or other filings with the SEC that the Buyer shall determine to make in the future, the Seller shall timely deliver, or cause to be timely delivered to Affiliates of the Buyer, its accountants and auditors, upon request of the Buyer, the following: (i) responses to address and resolve any SEC comments related to the Required Financial Statements, and any required MD&A Disclosure (including any required modification to such financial statements (or footnotes thereto) or to the MD&A Disclosure), (ii) such information, assistance and cooperation reasonably necessary for the Buyer to prepare any unaudited pro forma balance sheets or income statements required to be included in any such registration statement or other SEC filing, and (iii) such information, assistance and cooperation reasonably necessary for the Buyer to accumulate five years of historical unaudited financial information of the Acquired Companies for inclusion in any such registration statement or other filing with the SEC (as such information is required under Regulations S-K and S-X promulgated by the SEC).

            (c) The Seller and its Affiliates shall allow the Buyer, its accountants and auditors to have access at all reasonable times and upon reasonable advance notice, to all premises, properties, and relevant books, records, contracts, and documents of or pertaining to the Required Financial Statements. The Seller will provide access to the Seller's and its Affiliates' employees, including, without limitation, making employees available to provide additional information and explanation of any materials reviewed by the Buyer, its accountants and auditors; provided, however, the Buyer's use of such employees shall not unreasonably interfere with such employee's duties to his or her employer.

            (d) For avoidance of doubt, the Seller's provision of assistance of its employees in accordance with this Section 6.6 shall not include any obligation to retain any of its existing employees; provided that Seller shall secure the services of such employees or contractors as are necessary to discharge Seller's obligations under this Section 6.6. Furthermore, it shall not include the obligation to provide support of the current employees of the Acquired Companies, for which the Buyer shall be responsible for retaining or making such other arrangements to secure the services of such employees that the Buyer deems are necessary to complete the preparation of the Required Financial Statements and the MD&A Disclosures.

      6.7 Computer Matters. For all periods on and after the Closing, the Buyer will secure appropriate software and other licenses to utilize in conjunction with the operation of the computer equipment that is part of the Acquired Assets set forth in Exhibit A and the Buyer shall indemnify and hold the Seller and its Affiliates harmless from any Adverse Consequences that might arise from the Buyer's failure to comply with this subsection. In order to permit the Seller to pursue any amounts owed associated with the Seller's EPHomeLink program by Retained Employees of the Acquired Companies that are terminated after Closing, the Buyer agrees to provide written notice of any employees of the Acquired Companies that (a) the Seller identifies in writing that are participants in the EPHomeLink program and (b) are terminated within two years of the Closing Date. The Buyer shall provide such notice to the Seller at the end of each calendar quarter during such two year period.

      6.8 Post-Closing Bond Matters.

            (a) No later than thirty (30) days after Closing, the Buyer agrees to submit transfer applications for Permits. The Buyer shall replace the Reclamation Bonds as soon as commercially practicable (the "Replacement Date"); provided that the Replacement Date shall in no event be later than the earlier of six (6) months after Closing or the date that a Reclamation Bond expires or otherwise requires another bond to be posted. In this regard, the Buyer shall
(A) secure the replacement of the Seller's credit support for the Reclamation Bonds of the Acquired Companies with credit support acceptable to the surety or bonding companies and (B) if required by the applicable Governmental Authority, secure a new bond in replacement of the Reclamation Bonds. Furthermore, no later than the Replacement Date, the Buyer shall take all actions necessary to cause the release of the Seller and its Affiliates and their respective officers and directors from all obligations and liabilities with respect to each of the Reclamation Bonds. No later than the Replacement Date, the Buyer shall (a) secure the replacement of the Seller's credit support for the Letter of Credit of the Acquired Companies with credit support acceptable to the surety or bonding companies and (b) if required by the applicable Governmental Authority, secure a new letter of credit in replacement of the Letter of Credit.

            (b) Until the Buyer secures the replacement of the applicable Reclamation Bonds and Letter of Credit in accordance with the above, then following the Closing, the Seller shall maintain in full force and effect the Reclamation Bonds until the appropriate Governmental Authority or other Person secured thereby accepts the Buyer's replacements therefor. During such period, the Buyer shall indemnify and hold harmless the Seller from and against any loss or Liability incurred in connection with holding such assets as agent for the Buyer and the Buyer shall reimburse the Seller for all costs incurred by the Seller in maintaining such Reclamation Bonds and Letter of Credit in effect. So long as any of the Reclamation Bonds or Letters of Credit are so outstanding, the Buyer shall indemnify the Seller for any Liability it may suffer arising out of the Buyer's operations relating to such Reclamation Bonds and Letters of Credit. If the Buyer shall fail to perform its agreements set forth in the second, third and/or fourth sentences of Section 6.8(a), it shall forthwith provide Seller with financial assurances from a third party reasonably acceptable to Seller guaranteeing such obligations of the Buyer. Furthermore, without limiting its remedies, in the event of such a breach by the Buyer, if the Buyer fails to replace any of such Reclamation Bonds or Letters of Credit within thirty (30) days following the Replacement Date, then, upon the written demand of the Seller, the Buyer shall cause cash to be deposited in an account designated by the Seller for the full face amount of the Reclamation Bonds and Letter of Credit, for which the Seller shall be entitled to demand specific performance.

            (c) The Buyer shall cause the Acquired Companies to cooperate with the Seller to attempt to obtain reductions over time in the face amount of the Pre-Closing Workers' Compensation Bonds to reflect the then existing exposure to Pre-Closing Workers' Compensation Liability. The Buyer shall be responsible for establishing and maintaining separate surety bonds that are required with regard to workers' compensation benefits under all applicable Laws and black lung benefits under all applicable Laws for any and all claims made where the date of injury or the date of last injurious exposure occurs any time immediately after Closing.

                                   ARTICLE VII
                              CONDITIONS PRECEDENT

      7.1 Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

            (a) the representations and warranties of the Seller set forth in
Section 3.1 and Article IV or in any Exhibit or Schedule which are qualified or limited with respect to materiality (whether by reference to "Material Adverse Effect" or otherwise) or any threshold amount (whether expressed individually or in the aggregate), shall be true and correct in all respects as of the date hereof and at and as of the Closing Date, and the Seller's representations and warranties that are made in this Agreement or in any Exhibit or Schedule which are not so qualified or otherwise limited with respect to materiality (whether by reference to "Material Adverse Effect" or otherwise) or any threshold amount (whether expressed individually or in the aggregate), shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date in each case with the same effect as though such representations and warranties were made at and as of the Closing; provided that if a representation or warranty is expressly made only as of a specific date, it need only be true and correct as of such date, and the Buyer shall have received the Seller Closing Certificate required by Section 7.1(g) below dated as of the Closing Date executed by the Seller to such effect;

            (b) the Seller shall have performed and complied with all of its covenants hereunder through the Closing in all material respects (determined without regard to any materiality qualifiers, including, without limitation, Material Adverse Effect), and the Buyer shall have received the Seller Closing Certificate dated as of the Closing Date executed by the Seller to such effect;

            (c) there shall not have been any injunction, judgment, order, decree, ruling or charge commenced, threatened or entered by or before any Governmental Authority that (i) prohibits, seeks to prohibit, or imposes or seeks to impose substantial damages in connection with, the consummation of the transactions contemplated by this Agreement, (ii) seeks or imposes relief that causes or would cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) materially adversely affects the right of the Buyer to own the Acquired Interests or to operate the Business on or after the Closing Date;

            (d) between the date of this Agreement and the Closing Date, there shall not have been an event or occurrence that has had or could reasonably be expected to have a Material Adverse Effect;

            (e) all material third party consents required to effectuate the transaction contemplated by this Agreement have been received on terms acceptable to the Buyer, in its reasonable discretion, including without limitation the approval of any Governmental Authority for the transfer of any Permits that are required to be received at or prior to Closing to effectuate the transaction (other than may be provided for in Section 6.5);

            (f) the Buyer shall have received an opinion of counsel to the Seller addressed to the Buyer substantially in the form of Exhibit G;

            (g) the Seller shall have delivered to the Buyer an officer's certificate to the effect that each of the conditions specified in subsections 7.1(a)-(c) is satisfied in all respects (the "Seller Closing Certificate");

            (h) the AEP Contract has been terminated or amended in such a manner that the Acquired Companies have no further liability under such contract on or after the Closing Date;

            (i) all required filings and notifications to any Governmental Authority and any required governmental approvals shall have been obtained to consummate the transactions contemplated under this Agreement; and

            (j) the Buyer shall have received financing with respect to the purchase of the Acquired Interests from third parties (i) consisting of not less than $25 million of debt capacity, including funds associated with the payment of the Purchase Price, revolver capacity and a letter of credit facility sufficient to support the Buyer's obligation to provide the replacement Reclamation Bonds in accordance with Section 6.8 and (ii) on terms no less favorable to the Buyer than (A) a four-year term repayment term, (B) principal and interest amortized pro rata throughout the term, (C) an interest rate no greater than LIBOR plus 450 basis points and (D) such other terms that are customary for this type of transaction (collectively referred to as the "Minimum Financing Terms"). The Buyer's reasonable efforts to satisfy this condition precedent shall include its willingness to pledge, mortgage or otherwise encumber the Kingwood mine facilities owned by the Acquired Companies or such other assets of the Acquired Companies mutually agreed to by the Buyer and such third party lenders, with the Minimum Financing Terms being deemed to include such an offer by the Buyer to pledge, mortgage or encumber such assets.

The Buyer may waive any condition specified in this Section 7.1 if it executes a writing so stating at or before the Closing. Furthermore, if, despite the Buyer's use of all commercially reasonable efforts, the Buyer is unable to satisfy the condition precedent set forth in Section 7.1(j), the Seller shall have the option, in its sole discretion, to provide to the Buyer either (a) all of such financing or (b) the portion of such financing not committed to by third party lenders on terms in accordance with the Minimum Financing Terms, provided, however, that the terms for such Seller financing shall provide for an interest rate no greater than LIBOR plus 450 basis points for the first 18 months following the commencement date of such Seller financing and increasing an additional 50 basis points at the beginning of each subsequent six month period thereafter until maturity. If the Seller elects to provide such financing, then the condition precedent set forth in this Section 7.1(j) shall be deemed satisfied.

For purposes of clarity, if the holders of the Fox River common stock elect to purchase the Fox River Shares pursuant to their right of first refusal under the Shareholders Agreement, the sale of the Fox River Shares and title thereto shall not be a condition to the obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing (other than the obligations of the Seller to cause to be sold and the Buyer to buy the Fox River Shares).

      7.2 Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

            (a) the representations and warranties of the Buyer set forth in
Section 3.2 or in any Exhibit or Schedule which are qualified or limited with respect to materiality (whether by reference to "Material Adverse Effect" or otherwise) or any threshold amount (whether expressed individually or in the aggregate), shall be true and correct in all respects as of the date hereof and at and as of the Closing Date, and the Buyer's representations and warranties that are made in this Agreement or in any Exhibit or Schedule which are not so qualified or otherwise limited with respect to materiality (whether by reference to "Material Adverse Effect" or otherwise) or any threshold amount (whether expressed individually or in the aggregate), shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date in each case with the same effect as though such representations and warranties were made at and as of the Closing; provided that if a representation or warranty is expressly made only as of a specific date, it need only be true and correct as of such date, and the Seller shall have received the Buyer Closing Certificate required by Section 7.2(g) below dated as of the Closing Date executed by the Buyer to such effect;

            (b) the Buyer shall have performed and complied with all of its covenants hereunder through the Closing in all material respects (determined without regard to any materiality qualifiers, including, without limitation, Material Adverse Effect), and the Seller shall have received the Buyer Closing Certificate dated as of the Closing Date executed by the Buyer to such effect;

            (c) there shall not have been any injunction, judgment, order, decree, ruling or charge commenced, threatened or entered by or before any Governmental Authority that (i) prohibits, seeks to prohibit, or imposes or seeks to impose substantial damages in connection with, the consummation of the transactions contemplated by this Agreement, or (ii) seeks or imposes relief that causes or would cause any of the transactions contemplated by this Agreement to be rescinded following consummation;

            (d) between the date of this Agreement and the Closing Date, there shall not have been an event or occurrence that has had or could reasonably be expected to have a Material Adverse Effect;

            (e) all material third party consents required to effectuate the transaction contemplated by this Agreement have been received on terms acceptable to the Seller, in its reasonable discretion, including without limitation the approval of any Governmental Authority for the transfer of any Permits that are required to be received at or prior to Closing to effectuate the transaction (other than may be provided for in Section 6.5);

            (f) The Seller shall have received an opinion of counsel to the Buyer addressed to the Seller substantially in the form of Exhibit H;

            (g) The Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified in subsections 7.2(a)-(c) is satisfied in all respects; and

            (h) the AEP Contract has been terminated or amended in form and substance that is acceptable to the Seller; provided that it is expressly understood that the Seller has no obligation to seek or accept any such termination or amendment on terms other than the Seller determines are acceptable to it in its sole discretion; and

            (i) all necessary filings and notifications to any Governmental Authority and any required governmental approvals shall have been obtained to consummate the transactions contemplated under this Agreement.

The Seller may waive any condition specified in this Section 7.2 if it executes a writing so stating at or before the Closing.

                                  ARTICLE VIII
                       REMEDIES FOR BREACHES OF AGREEMENT

      8.1 Survival of Representations, Warranties and Certain Covenants(i) All of the representations and warranties of the Seller contained in Articles III and IV (other than Sections 3.1(a), (b), (d) and (e) and Sections 4.1 (a), (c),
(d), (h), (k) and (o)) shall survive the Closing under this Agreement for a period of eighteen (18) months after the Closing Date; (ii) the representations and warranties in Section 4.1(h) and (o) shall survive the Closing with respect to any given claim that would constitute a breach of such representation or warranty until earlier of four (4) years from the Closing Date or the sixtieth
(60th) day after the expiration of the statute of limitations (after giving effect to any extension thereof) applicable to the underlying matter giving rise to that claim, (iii) the representations and warranties in Section 4.1(d) shall survive the Closing with respect to any given claim that would constitute a breach of such representation or warranty for a period of two (2) years after the Closing Date, except that the representation and warranty in the second sentence of Section 4.1(d)(ii) shall survive the Closing for a period of thirty
(30) days after the Closing Date, (iv) the representations and warranties in
Section 3.1(d) and Sections 4.1(c) and (k) shall survive the Closing for a period of five (5) years after the Closing Date and (v) the representations and warranties in Sections 3.1(a), (b) and (e) and Section 4.1(a) shall survive the Closing forever. The representations and warranties of the Buyer contained in
Section 3.2 shall survive the Closing for a period of eighteen (18) months after the Closing Date; provided that the representations and warranties in Sections 3.2(a) and (b) shall survive the Closing forever. Except as otherwise provided in this Agreement, the covenants contained in this Agreement to be performed after the Closing shall survive the Closing indefinitely.

      8.2 Indemnification Provisions for Benefit of the Buyer.

            (a) General Indemnity. In the event: (i) the Seller breaches any of its representations, warranties or covenants contained herein for which any applicable survival period pursuant to Section 8.1 has not expired and (ii) the Buyer makes a written claim for indemnification against the Seller within any such survival period, then the Seller agrees to indemnify the Buyer Indemnitees and hold them harmless from and against the entirety of the

Adverse Consequences (to the extent they are caused by the breach and suffered by such Buyer Indemnitees through and after the date of the claim for indemnification).

            (b) Special Indemnity. The Seller agrees to indemnify the Buyer Indemnitees and hold them harmless from and against, and reimburse them for, the entirety of any Adverse Consequences that any of the Buyer Indemnitees may suffer or incur or become subject to as a result of:

                  (i) the inability to assign or otherwise transfer any Retained Assets and Liabilities to the Seller or its designee prior to the Closing Date (as contemplated in Section 2.5);

                  (ii) any expense or Liability incurred by the Buyer in cooperating with the Seller to prosecute and/or defend any actions related to the Retained Assets and Liabilities if such Retained Assets and Liabilities are unable to be transferred to the Seller or its designee prior to the Closing Date;

                  (iii) the inability to satisfy and discharge all intercompany transactions or arrangements (as contemplated in Section 2.7);

                  (iv) any of the actions pursuant to which ANR Company and the Seller contributed the Coastal Coal Membership Interests to El Paso Holding in exchange for membership interests of El Paso Holding;

                  (v) any failure by the Seller to satisfy any of the Liabilities associated with the Retained Assets and Liabilities;

                  (vi) any claim for the matter discussed in item 4.a. in
Section 4.1(k)(iii) of the Disclosure Schedules;

                  (vii) the Seller's obligations to pay any Taxes due with respect to Pre-Closing Tax Returns pursuant to Article IX;

                  (viii) any claim associated with Non-Mining Environmental Liabilities to the extent such claim relates to or arises from any activity on or through the use of the Acquired Interests and is attributable to acts or omissions occurring at or prior to the Closing Date to the extent and only to the extent that the Seller waives the condition precedent that a Non-Mining Insurance Policy be obtained in accordance with the provisions of Section 5.10(d); and

                  (ix) any failure by the Seller to satisfy any of the Liabilities associated with the Fox River Plans to the extent such Liabilities relate to or arise from activities or omissions occurring at or prior to the Closing Date.

            (c) Limitations of Indemnification. The following limitations shall apply with regard to the Seller's obligations to indemnify the Buyer Indemnitees pursuant to Sections 8.2(a) and 8.2(b):

                  (i) Except as set forth below, the Seller's Liability for (A) the matters described under Section 8.2(a) of this Agreement shall not exceed 50% of the Purchase Price (the "Cap") paid in accordance with Section 2.2 (provided that the Seller's Liability for the losses resulting from any breach of the representations and warranties set forth in Section 3.1 (a), (b), (d) and
(e) and Section 4.1 (a), (c), (d), (h), (k) and (o), when added to Seller's Liability for other matters described under Section 8.2(a) of this Agreement, shall not exceed 100% of the Purchase Price) and (B) the matters described in Sections 8.2(b)(vi) through 8.2(b)(ix), when added to Seller's Liability for any other matters under this Agreement, shall not exceed 100% of the Purchase Price.

                  (ii) Except as set forth below, the Seller and its Affiliates will have no Liability for any Adverse Consequences, unless and until the aggregate Adverse Consequences for which the Buyer Indemnitees are entitled to recover under this Agreement exceeds 1% of the Purchase Price paid in accordance with Section 2.2 (the "Threshold Amount"); provided, however, once such amount exceeds the Threshold Amount, the Buyer Indemnitees will be entitled to recover all amounts to which they are entitled to indemnification under this Agreement. In addition, in calculating the Threshold Amount or the Adverse Consequences under this Section, all Adverse Consequences which individually total less than $50,000 shall be excluded in their entirety and the Seller and its Affiliates shall have no Liability hereunder to the Buyer Indemnitees for such Adverse Consequences; provided that for purposes of this sentence, the Adverse Consequences from any events or actions resulting from the same or substantially similar occurrences shall be aggregated. Notwithstanding anything in this
Section 8.2(c)(ii) to the contrary, the limitations on the Seller's indemnification obligations set forth in the first two sentences of this Section 8.2(c)(ii) shall not apply to losses resulting from any breach of the representations and warranties set forth in Section 3.1 (a), (b), (d), and (e) and Section 4.1 (a), (c), (d), (h), (k) and (o).

                  (iii) Any indemnification with respect to Fox River provided in this Agreement shall not apply with respect to any loss in the value of the Buyer's interest in Fox River Shares, but rather would be limited to any Adverse Consequences (other than any loss in the value of the Buyer's interest in Fox River Shares) that the Buyer Indemnitees incur, provided, however that this Section 8.2(c)(iii) shall not in any way limit any indemnification by Seller to Buyer Indemnitees with respect to the Throughput Agreement.

                  (iv) The Buyer acknowledges and agrees that, except as set forth below, the indemnification provisions in this Article VIII and the termination rights in Section 10.1 shall be the exclusive remedies of the Buyer, the Buyer Indemnitees and their Affiliates with respect to the transactions contemplated by this Agreement. The Buyer hereby waives any claim or cause of action pursuant to common or statutory law or otherwise against the Seller and its Affiliates with respect to Adverse Consequences or obligations of any nature whatsoever that relate to this Agreement or are attributable to the Subject Assets, the Acquired Equity Interests, the Acquired Companies, the Acquired Assets or the ownership and operation of the Acquired Companies, Fox River or the Acquired Assets, whether arising before, on or after the Closing Date other than claims (i) pursuant to the terms of this Agreement, (ii) related to the Retained Assets and Liabilities, (iii) for fraud, intentional misrepresentation or similar cause of action and (iv) for injunctive relief.

                  (v) Notwithstanding the above, in no event shall the limitations set forth in Section 8.2(c)(i) and (ii) apply with respect to losses resulting from (A) fraud or willful misconduct by the Seller or its Affiliates (other than the Acquired Companies or Fox River) or (B) matters described under
Section 8.2(b)(i) - (v) of this Agreement. Furthermore, in no event shall the limitation in Section 8.2(c)(ii) apply with regard to the right of the Buyer Indemnitees to recover any Adverse Consequences associated with any Non-Mining Environmental Liabilities, such that the Buyer Indemnitees shall be entitled to indemnification under Section 8.2 for such matters without regard to the Threshold Amount; provided that the Seller shall have no liability for any such Adverse Consequences in excess of the deductible amount under the Non-Mining Insurance Policy and with the Buyer's sole recovery of such Adverse Consequences in excess of the deductible amount being its entitlement to seek recovery under the Non-Mining Insurance Policy.

            (d) Written Claims. A Buyer Indemnitee may make a claim (not involving a Third Party Claim) in any amount to which it may be entitled under this Agreement by providing a written claim for indemnification against the Seller pursuant to Section 11.6 within any applicable survival period.

      8.3 Indemnification Provisions for Benefit of the Seller.

            (a) General Indemnity. In the event: (i) the Buyer breaches any of its representations, warranties or covenants contained herein for which any applicable survival period pursuant to Section 8.1 has not expired and (ii) the Seller makes a written claim for indemnification against the Buyer pursuant to
Section 11.6 within any such survival period, then the Buyer agrees to indemnify the Seller Indemnitees and hold them harmless from and against the entirety of the Adverse Consequences (caused by the breach and suffered by such Seller Indemnitees through and after the date of the claim for indemnification).

            (b) Special Indemnity. The Buyer agrees to indemnify the Seller Indemnitees and hold them harmless from and against, and reimburse them for, the entirety of any Adverse Consequences that any of the Seller Indemnitees may suffer or incur or become subject to as a result of any failure by the Acquired Companies to satisfy any of their Liabilities (other than Retained Liabilities) associated with the ownership or operation of the Business and the Acquired Interests on and after the Closing Date.

            (c) Limitations of Indemnification. The following limitations shall apply only with regard to the Buyer's obligations to indemnify the Seller Indemnitees pursuant to Section 8.3(a):

                  (i) The Buyer's Liability for the matters described under
Section 8.3(a) of this Agreement shall not exceed 50% of the Purchase Price; provided that the Buyer's Liability for the losses resulting from any breach of the representations and warranties set forth in Section 3.2 (a), (b), (d) and
(e) and the obligation to replace the Reclamation Bonds and the Letter of Credit pursuant to Section 6.8 shall not exceed 100% of the Purchase Price.

                  (ii) Except as set forth below, the Buyer and its Affiliates will have no Liability for any Adverse Consequences, unless and until the aggregate Adverse Consequences for which the Seller Indemnitees are entitled to recover under this Agreement exceeds Threshold Amount; provided, however, once such amount exceeds the Threshold Amount, the Seller Indemnitees will be entitled to recover all amounts to which they are entitled to indemnification under this Agreement. In addition, in calculating the Threshold Amount or the Adverse Consequences under this Section, all Adverse Consequences which individually total less than $50,000 shall be excluded in their entirety and the Buyer and its Affiliates shall have no Liability hereunder to the Seller Indemnitees for such Adverse Consequences; provided that for purposes of this sentence, the Adverse Consequences from any events or actions resulting from the same or substantially similar occurrences shall be aggregated.

                  (iii) The Seller acknowledges and agrees that, except as set forth below, the indemnification provisions in this Article VIII and the termination rights in Section 10.1 shall be the exclusive remedies of the Seller, the Seller Indemnitees and their Affiliates with respect to the transactions contemplated by this Agreement. The Seller hereby waives any claim or cause of action pursuant to common or statutory law or otherwise against the Buyer and its Affiliates with respect to Adverse Consequences or obligations of any nature whatsoever that relate to this Agreement or are attributable to the Subject Assets, the Acquired Equity Interests, the Acquired

Companies, the Acquired Assets or the ownership and operation of the Acquired Companies, Fox River or the Acquired Assets, whether arising before, on or after the Closing Date other than claims (i) pursuant to the terms of this Agreement,
(ii) for fraud, intentional misrepresentation or similar cause of action, and
(iii) for injunctive relief.

                  (iv) Notwithstanding the above, in no event shall the limitations set forth in Section 8.3(c)(i) and (ii) apply with respect to losses resulting from (A) fraud or willful misconduct by the Buyer or its Affiliates or
(B) matters described under Section 8.3(b) of this Agreement.

            (d) Written Claims. A Seller Indemnitee may make a claim (not involving a Third Party Claim) in any amount to which it may be entitled under this Agreement by providing a written claim for indemnification against the Buyer pursuant to Section 11.6 within any applicable survival period.

            (e) Buyer Indemnitees' Right. Notwithstanding the foregoing, nothing in Section 8.3(b) shall diminish the right of any Buyer Indemnitee to seek indemnification from Seller after the Closing Date pursuant to the other provisions of this Agreement.

      8.4 Matters Involving Third Parties.

            (a) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") that may give rise to a right to claim for indemnification against any other Party (the "Indemnifying Party") under Section 8.2 or Section 8.3, then the Indemnified Party shall promptly (and in any event within five business days after receiving notice of the Third Party Claim) notify the Indemnifying Party thereof in writing (the "Claim Notice"); provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced. The Indemnified Party shall not be required to commence litigation or take any action against any third party prior to delivery of the Claim Notice.

            (b) The Indemnifying Party will have the right to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing (within twenty (20) days after the Indemnified Party has given the Claim Notice) that the Indemnifying Party will fulfill its indemnification obligations hereunder and provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (ii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, and (iii) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

            (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8.4(b), (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party, except in the cases involving only money damages which are not likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party.

            (d) In the event any of the conditions in Section 8.4(b) is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim only with consent from, any Indemnifying Party, not to be unreasonably withheld), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses if the Indemnified Party delivers an undertaking to repay if not ultimately entitled to indemnification), and (iii) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Agreement.

      8.5 Determination of Amount of Adverse Consequences. The Adverse Consequences giving rise to any indemnification obligation hereunder shall be limited to the actual loss suffered by the Indemnified Party (i.e., reduced by any insurance proceeds or other payment or recoupment received, realized or retained by the Indemnified Party as a result of the events giving rise to the claim for indemnification), net of any reduction (or including any increase) in Taxes of the Indemnified Party (or the Affiliated Group of which it is a member) occasioned by such loss or damage and such loss or damage shall include all Adverse Consequences suffered through and after the date of the claim for indemnification (including any Adverse Consequences suffered after the end of any applicable survival period). The amount of the actual loss and the amount of the indemnity payment shall be computed by taking into account the timing of the loss or payment, as applicable, using a 8% interest or discount rate, as appropriate. Upon the request of the Indemnifying Party, the Indemnified Party shall provide the Indemnifying Party with information sufficient to allow the Indemnifying Party to calculate the amount of the indemnity payment in accordance with this Section 8.5. An Indemnified Party shall take, if practicable, commercially reasonable steps to mitigate damages in respect of any claim for which it is seeking indemnification and shall use, if practicable, commercially reasonable efforts to (a) avoid any costs or expenses associated with such claim and, (b), to minimize the amount thereof if such costs and expenses cannot be avoided.

      8.6 Tax Treatment of Indemnity Payments. All indemnification payments made under this Agreement, including any payment made under Article IX, shall be treated as purchase price adjustments for Tax purposes.

                                   ARTICLE IX
                                   TAX MATTERS

      9.1 Post-Closing Tax Returns. The Buyer shall prepare or cause to be prepared and file or cause to be filed any Post-Closing Tax Returns of the Acquired Companies or with respect to the Acquired Assets. The Buyer shall pay (or shall cause to be paid) any Taxes due with respect to such Tax Returns.

      9.2 Pre-Closing Tax Returns. The Seller shall prepare or cause to be prepared and file or cause to be filed all Pre-Closing Tax Returns for the Acquired Companies or with respect to the Acquired Assets. The Seller shall provide at least sixty (60) days prior to the due date for filing such Pre-Closing Tax Return (including any extension) to the Buyer a draft of the Pre-Closing Tax Returns that it plans to file. The Buyer shall have the right to review such Pre-Closing Tax Returns and to suggest to the Seller any reasonable changes to such Pre-Closing Tax Returns no later than forty-five (45) days prior to the date for the filing of such Pre-Closing Tax Returns. The Seller and the Buyer agree to consult and to attempt to resolve in good faith any issue arising as a result of the review of such Pre-Closing Tax Returns and mutually to consent to the filing by the Seller as promptly as possible of such Pre-Closing Tax Returns. If the Buyer and the Seller cannot agree on all issues arising as a result of the Buyer's review of the Pre-Closing Tax Returns, then, within thirty
(30) days prior to the due date for filing, the Seller and the Buyer shall refer the matter to the Accountants to arbitrate the dispute. The Seller and the Buyer shall equally share the fees and expenses of such accounting firm and its determination as to any issue in dispute shall be concluded within five (5) days of the due date for filing such Pre-Closing Tax Return and such determination shall be binding on both the Seller and the Buyer and shall be enforceable in a court of competent jurisdiction. The Seller shall pay (or cause to be paid) any Taxes due with respect to such Pre-Closing Tax Returns.

      9.3 Straddle Periods. The Buyer shall be responsible for Taxes shown as due on the Straddle Returns of the Acquired Companies and the Acquired Assets related to the portion of any Straddle Period commencing after the Closing Date. The Seller shall be responsible for Taxes shown as due on Straddle Returns of the Acquired Companies and the Acquired Assets relating to the portion of any Straddle Period ending on the Closing Date. With respect to any

Straddle Period, to the extent permitted by applicable Law, the Seller or the Buyer shall elect to treat the Closing Date as the last day of the Tax period. If applicable Law will not permit the Closing Date to be the last day of a period, then (i) real or personal property Taxes of the Acquired Companies and the Acquired Assets shall be allocated based on the number of days in the partial period before and after the Closing Date, (ii) in the case of all other Taxes based on or in respect of income, the Tax computed on the basis of the taxable income or loss of the Acquired Companies and attributable to Acquired Assets for each partial period as determined from their books and records, and
(iii) in the case of all other Taxes, on the basis of the actual activities or attributes of the Acquired Companies and Acquired Assets for each partial period as determined from their books and records.

      9.4 Straddle Returns. The Buyer shall prepare or cause to be prepared and file or cause to be filed all Straddle Returns of the Acquired Companies or with respect to the Acquired Assets. The Seller and the Buyer shall equally share all reasonable fees and expenses incurred to prepare and file such Straddle Returns. With respect to any Straddle Return, the Buyer shall deliver, at least 45 days prior to the due date for filing such Straddle Return (including any extension) to the Seller a statement setting forth the amount of Tax that the Seller owes, including the allocation of taxable income and Taxes under Section 9.3, and copies of such Straddle Return. The Seller shall have the right to review such Straddle Returns and the allocation of taxable income and Liability for Taxes and to suggest to the Buyer any reasonable changes to such Straddle Returns no later than fifteen (15) days prior to the date for the filing of such Straddle Returns. The Seller and the Buyer agree to consult and to attempt to resolve in good faith any issue arising as a result of the review of such Straddle Returns and allocation of taxable income and Liability for Taxes and mutually to consent to the filing by the Buyer as promptly as possible of such Straddle Returns. Not later than five (5) days before the due date for the payment of Taxes with respect to such Straddle Returns, the Seller shall pay or cause to be paid to the Buyer an amount equal to the Taxes as agreed to by the Buyer and the Seller as being owed by the Seller. If the Buyer and the Seller cannot agree on the amount of Taxes owed by the Seller with respect to a Straddle Return, the Seller shall pay to the Buyer the amount of Taxes reasonably determined by the Seller to be owed by the Seller. Within ten (10) days after such payment, the Seller and the Buyer shall refer the matter to the Accountants to arbitrate the dispute. The Seller and the Buyer shall equally share the fees and expenses of such accounting firm and its determination as to the amount owing by the Seller with respect to a Straddle Return shall be binding on both the Seller and the Buyer and shall be enforceable in a court of competent jurisdiction. Within five days after the determination by the Accountants, if necessary, the appropriate Party shall pay the other Party any amount which is determined by such accounting firm to be owed. The Seller shall be entitled to reduce its obligation to pay Taxes with respect to a Straddle Return by the amount of any estimated Taxes paid with respect to such Taxes on or before the Closing Date.

      9.5 Claims for Refund. Except for black lung excise tax refund claims, the Buyer shall not, and shall cause the Acquired Companies and any of its Affiliates not, to file any claim for refund of taxes with respect to the Acquired Companies and the Acquired Assets for whole or partial taxable periods on or before the Closing Date.

      9.6 Cooperation on Tax Matters.

            (a) The Buyer and the Seller shall cooperate fully, as and to the extent reasonably requested by the other parties, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Buyer and the Seller shall (i) retain all books and records with respect to Tax matters pertinent to the Acquired Companies relating to any whole or partial taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer or the Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and
(ii) give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Buyer or the Seller, as the case may be, shall allow the other party to take possession of such books and records.

            (b) The Buyer and the Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

      9.7 Certain Taxes. The Seller will file all necessary Tax Returns and other documentation with respect to all transfer (including without limitation, stock transfer), recording, documentary, sales, use, stamp, registration, severance and other Taxes and fees, and, if required by applicable Law, the Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. Notwithstanding anything set forth in this Agreement to the contrary, the Buyer and the Seller shall each pay 50% of any transfer, documentary, sales, use, stamp, registration and other Taxes and fees incurred in connection with this Agreement and the transactions contemplated under this Agreement.

      9.8 Confidentiality. Any information shared in connection with Taxes shall be kept confidential, except as may otherwise be necessary in connection with the filing of Tax Returns or reports, refund claims, tax audits, tax claims and tax litigation, or as required by Law.

      9.9 Audits. The Seller and the Buyer shall provide prompt written notice to the others of any pending or threatened tax audit, assessment or proceeding that it becomes aware of related to the Acquired Companies and the Acquired Assets for whole or partial periods for which it may be indemnified by the other party hereunder. Such notice shall contain factual information (to the extent known) describing the asserted tax Liability in reasonable detail and shall be accompanied by copies of any notice or other document received from or with any tax authority in respect of any such matters. If an indemnified party has knowledge of an asserted tax Liability with respect to a matter for which it may be indemnified hereunder and such party fails to give the indemnifying party prompt notice of such asserted tax Liability, then
(a) if the indemnifying party is precluded by the failure to give prompt notice from contesting the asserted tax Liability in any forum, the indemnifying party shall have no obligation to indemnify the indemnified party for any Taxes arising out of such asserted tax Liability, and (b) if the indemnifying party is not so precluded from contesting, but such failure to give prompt notice results in a detriment to the indemnifying party, then any amount which the indemnifying party is otherwise required to pay the indemnified party pursuant to this Section shall be reduced by the amount of such detriment, provided, the indemnified party shall nevertheless be entitled to full indemnification hereunder to the extent, and only to the extent, that such party can establish that the indemnifying party was not prejudiced by such failure. Section 9.10 shall control the procedure for Tax indemnification matters to the extent it is inconsistent with any other provision of this Agreement.

      9.10 Control of Proceedings. The party responsible for the Tax under this Agreement shall control audits and disputes related to such Taxes (including action taken to pay, compromise or settle such Taxes). The Seller and the Buyer shall jointly control, in good faith with each other, audits and disputes relating to Straddle Periods. Reasonable out of pocket expenses with respect to such contests shall be borne by the Seller and the Buyer in proportion to their responsibility for such Taxes as set forth in this Agreement. Except as otherwise provided by this Agreement, the noncontrolling party shall be afforded a reasonable opportunity to participate in such proceedings at its own expense.

      9.11 Powers of Attorney. The Buyer, the Acquired Companies, and their Affiliates shall provide the Seller and their Affiliates with such powers of attorney or other authorizing documentation as are reasonably necessary to empower them to execute and file returns they are responsible for hereunder, file refund and equivalent claims for Taxes they are responsible for, and contest, settle, and resolve any audits and disputes that they have control over under Section 9.10 (including any refund claims which turn into audits or disputes).

      9.12 Remittance of Refunds. Except for black lung excise tax refund claims which are addressed in Section 9.5 above, if the Buyer or any Affiliate of the Buyer (including the Acquired Companies) receives a refund of any Taxes attributable to a Pre-Closing Tax Period or the portion of a Straddle Period that the Seller is responsible for hereunder, or if the Seller or any Affiliate of the Seller (other than the Acquired Companies) receives a refund of any Taxes attributable to a Post-Closing Tax Period or the portion of a Straddle Period that the Buyer is responsible for hereunder, the party receiving such refund shall, within thirty days after receipt of such refund, remit it to the party who has responsibility for such Taxes hereunder. For the purpose of this Section 9.12, the term "refund" shall include a reduction in Tax and the use of an overpayment as a credit or other tax offset, and receipt of a refund shall occur upon the filing of a return or an adjustment thereto using such reduction, overpayment or offset or upon the receipt of cash.

      9.13 Purchase Price Allocation. The Seller and the Buyer agree that the Purchase Price shall be allocated among the Acquired Equity Interests and the Acquired Assets (and then to each of the assets being acquired for tax purposes) for all purposes (including Tax and financial accounting purposes) in accordance with an estimated allocation schedule (the "Estimated Allocation") prepared by the Buyer and delivered to the Seller within twenty (20) business days prior to the anticipated Closing Date. The Seller shall be deemed to agree with such Estimated Allocation unless, within ten (10) business days after the date the Seller receives the Estimated Allocation from the Buyer, the Seller notifies the Buyer in writing of (i) each allocation with which it disagrees, and (ii) for each such allocation, the amount that the Seller proposes to allocate. If the Seller provides such notice to the Buyer, the Parties shall proceed in good faith to resolve mutually the disputed allocation amounts and agree to an undisputed Estimated Allocation within five (5) business days prior to the Closing Date. Within thirty (30) business days after the Closing Date, the Parties shall negotiate in good faith to attempt to agree to the final allocation schedule (the "Final Allocation") based on the method described in the Estimated Allocation previously delivered to the Seller and using actual dollar amounts as of the Closing Date. The allocation to the Acquired Equity Interests and the Acquired Assets is intended to comply with the requirements of
Section 1060 of the Code. The Parties shall cooperate to comply with all substantive and procedural requirements of Section 1060, and except for any adjustment to the Purchase Price hereunder, after the completion and agreement by the Parties to the Final Allocation, such Final Allocation shall be adjusted only if and to the extent necessary to comply with such requirements of Section 1060. The Buyer and the Seller agree that they will not take nor will they permit any Affiliate to take, for income Tax purposes, any position inconsistent with such Final Allocation; provided, however, that (i) the Buyer's cost for the assets may differ from the total amount allocated hereunder to reflect the inclusion in the total cost of items (for example, capitalized acquisition costs) not included in the total amount so allocated and (ii) the amount realized by the Seller Parties may differ from the total amount allocated hereunder to reflect transaction costs that reduce the amount realized for federal income Tax purposes; and provided further that the Buyer's adoption of Financial Accounting Standards No. 143 as of the Closing Date shall not be deemed to be a position inconsistent with the Final Allocation otherwise agreed to pursuant to this Section 9.13.

      9.14 Closing Tax Certificate. At the Closing, the Seller shall deliver, or cause each of its selling Affiliates to deliver, to the Buyer a certificate signed under penalties of perjury (i) stating that it is not a foreign corporation, foreign partnership, foreign trust or foreign estate,

(ii) providing its U.S. Employer Identification Number and (iii) providing its address, all pursuant to Section 1445 of the Code. At the Closing, the Buyer shall deliver to the Seller a statement providing its U.S. Employment Identification Number and its address.

                                    ARTICLE X
                            TERMINATION OF AGREEMENT

      10.1 Termination of Agreement. The Parties may terminate this Agreement, as provided below:

            (a) the Buyer and the Seller may terminate this Agreement by mutual written consent at any time before the Closing;

            (b) the Buyer may terminate this Agreement by giving written notice to the Seller at any time before Closing if the Closing shall not have occurred on or before January 31, 2003 (the "Outside Closing Date") (unless the failure results primarily from the Buyer itself breaching any representation, warranty or covenant contained in this Agreement);

            (c) the Seller may terminate this Agreement by giving written notice to the Buyer at any time before the Closing if the Closing shall not have occurred on or before the Outside Closing Date (unless the failure results primarily from the Seller breaching any representation, warranty or covenant contained in this Agreement); and

            (d) the Buyer or the Seller may terminate this Agreement if any court of competent jurisdiction or any governmental, administrative or regulatory authority, agency or body shall have issued an order, decree or ruling or shall have commenced or threatened any such action that (i) prohibits, or imposes or seeks substantial damages in connection with, or seeks to prohibit the consummation of the transactions contemplated by this Agreement, (ii) seeks or imposes relief that causes or would cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) adversely affects the right of the Buyer to own the Acquired Interests or to operate the Business;

            (e) the Buyer may terminate this Agreement pursuant to the provisions of Sections 5.8(d) or 5.10(a); or

            (f) the Seller may terminate this Agreement pursuant to the provisions of Sections 5.8(e) or 5.10(a).

      10.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 10.1, all rights and obligations of the Parties under this Agreement shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach of any representations, warranties or covenants or Liability based on fraud or willful misconduct); provided that the confidentiality provisions contained in the Confidentiality Agreement and Section 11.2 of this Agreement shall survive termination.

                                   ARTICLE XI
                                  MISCELLANEOUS

      11.1 Insurance.

            (a) Prior to the Closing Date, the Seller will cooperate with the Buyer to provide the Buyer access to insurance company or third-party administrator loss runs reflecting Seller's ongoing claim activity from pre-Closing policy years. The Buyer acknowledges that the Seller only maintained such Insurance Policies (including self insurance and deductible levels) that it deemed necessary in its sole discretion or that were required by Law. The Buyer further acknowledges and agrees that, following the Closing, the Insurance Policies of the Acquired Companies shall be terminated or modified by the Seller, El Paso Corporation or their Affiliates to the extent necessary to exclude coverage of any occurrences related to the Acquired Companies that occur after the Closing. As a result, the Buyer shall be obligated at or before Closing to obtain at its sole cost and expense replacement insurance to cover occurrences that occur after the Closing, including insurance required by any third party to be maintained by the Acquired Companies. The Buyer further acknowledges and agrees that the Buyer may need to provide to certain Governmental Authorities and third parties evidence of such replacement or substitute insurance coverage for the continued operations of the businesses of the Acquired Companies following the Closing. The Seller also agrees to continue to indemnify the current and former directors and officers of the Acquired Companies for a period of at least four years against pre-Closing acts, errors or omissions pursuant to the Seller's organizational documents.

            (b) The rights of the Acquired Companies on and after the Closing under such Insurance Policies with respect to pre-Closing occurrences shall not be in any way adversely affected by the transactions contemplated in this Agreement. The Seller shall use its reasonable commercial efforts so that, on and after the Closing, the Insurance Policies will continue to protect the Acquired Companies with respect to pre-Closing occurrences to the same extent as the Insurance Policies applied to the Acquired Companies prior to the Closing. If any claims are made or losses occur prior to the Closing Date that relate solely to the business activities of the Acquired Companies and such claims, or the claims associated with such losses properly may be made against the policies retained by the Seller or its Affiliates pursuant to Section 11.1 or under policies otherwise retained by the Seller or its Affiliates after the Closing, then, subject to any limitations under the insurance policies (including without limitation time restrictions on "claims made" policies), the Seller shall use its reasonable commercial efforts so that the Acquired Companies can file, notice, and otherwise continue to pursue these claims pursuant to the terms of such policies; provided however nothing in this Agreement shall require the Seller to maintain or to refrain from asserting claims against or exhausting any retained policies and the Seller shall not be required to proceed against any direct or indirect self-insured primary insurance programs or policies of, or maintained by El Paso Corporation or any of its Affiliates, including arrangement with carriers for claims administration service under cost-plus reimbursement agreements, assumed retention, deductible or retrospective rating plans or other plans or arrangements to the extent that risk of loss thereunder is ultimately assumed or paid by El Paso or its Affiliates..

      11.2 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided that any Party may make any public disclosure it believes in good faith is required by applicable Law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will advise and consult with the other Party before making the disclosure).

      11.3 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

      11.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party; provided that the Buyer may assign its right to purchase the Acquired Interests to an Affiliate without the consent of the Seller; provided that the Buyer may not assign its obligations under this Agreement, including without limitation the obligation to pay the Purchase Price or to substitute replacement Reclamation Bonds or Letters of Credit, without the consent of the Seller.

      11.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but which together will constitute one and the same instrument.

      11.6 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

           If to the Buyer:         AMFIRE, LLC
                                    406 West Main Street
                                    Abingdon, VA 24210
                                    Attention: Pete V. Merritts

           With a copy to:          First Reserve Corporation
                                    411 West Putnam, Suite 109
                                    Greenwich, Connecticut 06830
                                    Attention: William E. Macaulay

                                    First Reserve Corporation
                                    1801 California Street, Suite 4110
                                    Denver, Colorado 80202
                                    Attention: Thomas R. Denison

                                    Bartlit Beck Herman Palenchar & Scott
                                    1899 Wynkoop Street, Suite 800
                                    Denver, Colorado 80202
                                    Attention: James L. Palenchar, Esq.

           If to the Seller:        El Paso CGP Company
                                    1001 Louisiana
                                    Houston, Texas 77002
                                    Attn:  Greg Jenkins
                                    Tel: (713) 420-4917
                                    Fax: (713) 420-5118

           With a copy to:          1001 Louisiana
                                    Houston, Texas 77002
                                    Attn: Robert W. Baker
                                    Tel: (713) 420-7021
                                    Fax: (713) 420-7025

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the addresses set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

      11.7 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic Laws of the state of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the state of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the state of Delaware.

      11.8 Entire Agreement. This Agreement (including the documents referred to in this Agreement) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they have related in any way to the subject matter of this Agreement. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller.

      11.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

      11.10 Transaction Expenses. Each of the Buyer and the Seller will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

      11.11 Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement (a "Dispute"), excluding any dispute or disagreement among the parties concerning the determination of the Closing Date Statement; which shall be resolved pursuant to Section 2.8(a) and the determination of the amount of taxes owed pursuant to a Straddle Return, which shall be resolved pursuant to Section 9.4, shall be settled by binding arbitration in accordance with the commercial arbitration rules of the American Arbitration Association. Any such Dispute shall be arbitrated on an individual basis, and shall not be consolidated in any arbitration with any dispute, claim or controversy of any other party. The arbitration shall be conducted in Wilmington, Delaware and any court having jurisdiction thereof may immediately issue judgment on the arbitration award. The parties agree that the arbitration provided for in this
Section 11.11 shall be the exclusive means to resolve all Disputes.

                                      *****

      IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                    AMFIRE, LLC

                                    By:    /s/ Peter V. Merritts
                                    Title: ___________________________________

                                    EL PASO CGP COMPANY

                                    By: /s/ Kevin S. Crutchfield
                                    Title: Agent & Attorney in Fact

                 FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT

      THIS FIRST AMENDMENT (this "Amendment") to the PURCHASE AND SALE AGREEMENT dated as of November 14, 2002 (the "Agreement"), is made and entered into as of January 31, 2003 by and among (1) EL PASO CGP COMPANY, a Delaware corporation (the "Seller"); and (2) AMFIRE, LLC, a Delaware limited liability company (the "Buyer"). Capitalized terms used but not defined herein have the meanings set forth in the Agreement.

      WHEREAS, the Seller owns an overriding royalty interest (the "Overriding Royalty Interest") in certain real property described in those deeds listed on Annex A attached hereto; and

      WHEREAS, the Parties have agreed to amend the terms of the Agreement to include the purchase and sale of the Overriding Royalty Interest; and

      WHEREAS, in consideration of conveyance of the Overriding Royalty Interest and other matters, the Parties have agreed to adjust the Purchase Price as set forth in this Amendment;

      WHEREAS, the Seller has agreed to provide certain financing to fund the Buyer's acquisition of the Acquired Interests; and

      WHEREAS, the Parties desire to make certain other changes to the terms of the Agreement.

      NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller and the Buyer hereby agree as follows:

1. Amendments.

      1.1 Exhibits. The following new Exhibits, in the forms set forth in Annex B to this Amendment, shall be attached as Exhibits to the Agreement and the Exhibit list at the beginning of the Agreement is amended to add the following new Exhibits to the end of such list:

           Exhibit I:    Financing Documents

           Exhibit J:    Overriding Royalty Interest Assignment Agreements

           Exhibit K:    List of Deeds Including the Overriding Royalty Interest

           Exhibit L:    Trademark License Agreement

      In addition, Exhibit D to the Agreement shall be deleted and replaced with the Administrative Services Agreement set forth in Annex C to this Amendment and the reference to Exhibit D in the Exhibit list at the beginning of the Agreement shall be deleted and replaced with the following:

          Exhibit D:     Administrative Services Agreement

      1.2 Definition of "Acquired Assets" and "Acquired Interests". The fifth recital set forth in the Agreement is deleted and replaced with the following:

                  WHEREAS, the Seller owns certain computer equipment used by the Acquired Companies, with (i) such computer equipment being more fully set forth in Exhibit A and, together with the Overriding Royalty Interest, being referred to collectively as the "Acquired Assets" and (ii) the Acquired Equity Interests and the Acquired Assets being referred to collectively in this Agreement as the "Acquired Interests"; and

      1.3 Purchase Price Adjustment. Section 2.2 of the Agreement is hereby deleted and replaced with the following:

      2.2 Purchase Price. Subject to Section 2.6, the purchase price to be paid by the Buyer to the Seller (or its designee) in consideration for the sale of the Acquired Interests shall be the sum of: (i) US$35 million payable by wire transfer of immediately available funds at the Closing (the "Base Amount"); plus
(ii) the principal amount payable in accordance with the Promissory Note; plus or minus (iii) any Working Capital Adjustment payable pursuant to Section 2.8, if any (in the aggregate, the "Purchase Price").

      1.4 The Closing. Sections 2.3(a) and (b) of the Agreement are hereby deleted and replaced with the following:

            Unless otherwise agreed by the Parties, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place via facsimile delivery of documents and receipt of documents previously sent by overnight courier service commencing at 10:00 a.m. Mountain Standard Time on January 31, 2003, provided that if all of the conditions to the obligations of the Parties to consummate the transactions contemplated by this Agreement (other than conditions with respect to actions each Party will take at the Closing itself) have not been satisfied or waived by such date, then such date shall be extended to the second business day following the satisfaction or waiver of all such conditions (but no later than February 15, 2003), or such other date as the Buyer and the Seller may mutually determine (the "Closing Date"). All of the deliveries of agreements, certificates or other documents that are contemplated by this Agreement to be made at the Closing shall be delivered to the applicable Party or Parties by (i) overnight courier service for delivery on the Closing Date or (ii), if delivery by overnight courier service on the Closing Date is not practicable, then by facsimile on the Closing Date, with original executed documents delivered on the next succeeding business day. Any documents to be delivered to a Party on the Closing Date will be delivered and held in escrow until the Parties communicate via telephone to confirm delivery of all documents and consummation of all other actions that are conditions precedent to Closing pursuant to Article VII of the Agreement.

      1.5 Deliveries at Closing. Section 2.4 of the Agreement is deleted and replaced with the following:

            2.4 Deliveries at the Closing. At the Closing, (a) the Seller will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 7.1, (b) the Buyer will deliver to the Seller the various certificates, instruments, and documents referred to in Section 7.2, (c) the Seller will execute and deliver, and will cause El Paso Holding, ANR Company and Coastal Coal, Inc. to execute and deliver, to the Buyer such instruments of assignment and transfer as shall be necessary to transfer to the Buyer all of El Paso Holding's, Seller's, ANR Company's and Coastal Coal, Inc.'s right, title and interest in and to the Acquired Equity Interests, (d) the Seller and appropriate Affiliates will execute and deliver to the Buyer the Assignment Agreement substantially in the form attached as Exhibit C to transfer the Acquired Assets (other than the Overriding Royalty Interest), (e) the Seller will execute and deliver, and cause the applicable Seller Parties to execute and deliver, to the Buyer the Administrative Services Agreement substantially in the form attached as Exhibit D, pursuant to which Seller or one of its Affiliates will provide certain services to the Buyer and the Acquired Companies for a transition period (the "Administrative Services Agreement"), (f) the Buyer will execute and deliver to the Seller and the applicable Seller Parties, the Administrative Services Agreement, (g) the Buyer will pay the Purchase Price (without the Working Capital Adjustment) (1) by wire transfer of the cash portion of such Purchase Price to the Seller (or its designees) and
      (2) by delivery of the Promissory Note to the Seller (or its designees), in substantially the form attached as Exhibit I, which shall be executed by the Buyer, (h) the Seller will deliver to the Buyer resignations of certain of the managers, officers and directors of the Acquired Companies,
      (i) the Buyer shall deliver the documentation and instruments to comply with the Buyer's obligations set forth in Section 5.6 with respect to the Other Bonds, (j) the Seller will execute and deliver to the Buyer the Overriding Royalty Interest Assignment Agreements substantially in the forms collectively attached as Exhibit J (the "Overriding Royalty Interest Assignment Agreements"), (k) the Buyer will execute and deliver to the Seller the Overriding Royalty Interest Assignment Agreements, (l) the Buyer will deliver to Seller an executed Guarantee substantially in the form attached as Exhibit I, (m) the Seller will execute and deliver to the Buyer the Trademark License Agreement substantially in the form attached as Exhibit L (the "Trademark License Agreement"), and (n) the Buyer will execute and deliver to the Seller the Trademark License Agreement.

      1.6 Lost Shares of Fox River. A new Section 2.5(a)(xv) of the Agreement is added, which shall provide:

            (xv) any Adverse Consequence arising out of or relating to the Seller's or its Affiliates' inability to locate the stock certificate representing the Fox River Shares.

      1.7 Assignment of Acquired Interests - Fox River. The final three sentences of Section 2.6 of the Agreement are deleted and replaced by the following:

            Notwithstanding the above, the Parties acknowledge that the Fox River Shares are subject to right of first refusal under the Shareholders Agreement if the purchase of the Fox

      River Shares pursuant to this Agreement is not consummated on or prior to February 23, 2003. The Parties agree that the portion of the Purchase Price associated with the Fox River Shares is equal to $2.611 million (i.e. $2,169 per share) and that Coastal Coal Inc. will tender an offer to purchase the Fox River Shares to the holders of the Fox River common stock equal to such allocated amount if the purchase under this Agreement is not consummated on or prior to February 23, 2003. If the holders of the Fox River common stock elect to purchase the Fox River Shares pursuant to their right of first refusal under the Shareholders Agreement, then the Purchase Price shall be reduced dollar-for-dollar by the amount that such Fox River shareholders pay to the Seller or its Affiliates for all or a portion of the Fox River Shares (which amount the Seller and its Affiliates are entitled to retain for their own account).

      1.8 Adjustment of Purchase Price. Section 2.8 of the Agreement is deleted and replaced with the following:

            2.8. Purchase Price Adjustment.

            (a) The Buyer shall use its reasonable efforts to cause to be prepared and delivered to the Seller the Audited Closing Date Balance Sheet and a statement setting forth the Working Capital Balance as of the close of business on the Closing Date (such statement, as it may be adjusted pursuant to Section 2.8(b), the "Closing Date Statement") as soon as practicable after the Closing Date, but in no event shall such delivery occur later than one hundred twenty (120) days following the Closing Date. The Closing Date Statement shall be prepared in accordance with GAAP and consistent with the methodologies set forth in Schedule 1.1 of Exhibit B and shall include the Buyer's calculation of the Working Capital Adjustment. Upon receipt of the Audited Closing Date Balance Sheet and the Closing Date Statement, the Seller and the Seller's independent accountants shall be permitted during the succeeding thirty (30) day period to examine the Audited Closing Date Balance Sheet, the Closing Date Statement and the work papers used or generated in connection with the preparation of such documents and such other documents as the Seller may reasonably request in connection with its review. If, within thirty (30) days following delivery of the Audited Closing Date Balance Sheet and the Closing Date Statement, the Seller shall not have given the Buyer notice of the Seller's objection to the Audited Closing Date Balance Sheet or any of the computations in the Closing Date Statement (which notice shall contain a statement of the Basis of such objection), then the Audited Closing Date Balance Sheet and the Closing Date Statement will be final and binding upon the Parties, absent manifest error. If the Seller gives notice to the Buyer of the Seller's objection ("Notice of Objection"), and the Buyer and the Seller are unable to resolve the issues in dispute within thirty (30) days after delivery of the Notice of Objection (the "Resolution Period"), each of the Buyer's and the Seller's positions with respect to the Audited Closing Date Balance Sheet and the computation of the Working Capital Adjustment in the Closing Date Statement will be submitted to Deloitte Touche LLP, independent certified public accountants, or such other firm of independent certified public accountants mutually selected by the Parties (the "Accountants") for resolution. Within five (5) days after the end of the Resolution Period, if the Parties have been unable to resolve the issues in dispute, the Parties shall agree upon the terms of and execute an engagement letter with the Accountants and the terms of such letter shall not conflict with any of the terms set forth in this Section 2.8(a) (the date of such engagement letter shall be referred to as the "Commencement Date"). Within fifteen
      (15) days after the Commencement Date, each Party shall submit to the Accountants the Audited Closing Date Balance Sheet, its computation of the Working Capital Adjustment and such workpapers and other documents and information relating to the disputed issues as the Accountants may request and are available to that Party (or its independent public accountants), and each Party will be afforded the opportunity to present to the Accountants any material relating to such issues and to discuss the same with the Accountants (provided all such submissions and discussions shall be completed within fifteen (15) days after the Commencement Date (the "Submission Deadline")). Within fifteen (15) days after the Submission Deadline, the Accountants shall select either the Buyer's or the Seller's position on each disputed matter (that has not otherwise been settled prior to the submission of the Buyer's and the Seller's positions to the Accountants) in the Audited Closing Date Balance Sheet and the Working Capital Adjustment in its entirety and such selection shall be binding and conclusive on the Parties and will be deemed to be the Audited Closing Date Balance Sheet and the final Working Capital Adjustment for the Closing Date Statement. All fees of the Accountants for such determination will be borne by the Party whose positions have a net negative economic adjustment, taking into account all disputed matters that have not been otherwise settled prior to the submission of the Buyer's and the Seller's positions to the Accountants. The Accountants shall have the authority to resolve any ambiguities in the dispute resolution procedure outlined in this Section 2.8(a).

            (b) Within five (5) Business Days of the completion of the computations required by Section 2.8(a), (i) if the Working Capital Balance in the Audited Closing Date Balance Sheet is less than $15 million, then the Seller shall pay to the Buyer an amount equal to the Working Capital Adjustment plus interest thereon, accrued on and after the Closing Date until the date of such payment at the rate of 6% per annum and (ii) if the Working Capital Balance in the Audited Closing Date Balance Sheet is greater than $15 million, then the Buyer shall pay to the Seller an amount equal to the Working Capital Adjustment plus interest thereon, accrued on and after the Closing Date until the date of such payment at the rate of 6% per annum, provided, however, that no such interest shall accrue under clauses (i) or (ii) above if such payment of the Working Capital Adjustment, is made on or prior to March 31, 2003. In either case, any such amounts shall be paid by wire transfer of immediately available funds to such account or accounts of the Buyer or the Seller, as the case may be, as may be designated by the Buyer or the Seller, as the case may be; provided, however, that amounts owed by the Seller to the Buyer may be netted against amounts owed by the Buyer to the Seller, and vise versa. Any interest payable pursuant to this Section 2.8(b) shall be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days for which due.

            (c) After the Closing Date, the Seller will furnish, or cause to be furnished to the Buyer, its accountants and auditors, upon request of the Buyer and as promptly as practicable, such information and assistance as is reasonably necessary for the Buyer to cause to be prepared the Audited Closing Date Balance Sheet and the Closing Date Statement.

            (d) Except as set forth in Section 2.8(a), the Buyer and the Seller shall each bear its own expenses incurred in connection with the preparation and review of the Audited Closing Date Balance Sheet and the Closing Date Statement.

      1.9 Representations and Warranties Regarding Fox River. Section 3.1(e) of the Agreement is amended to add the following sentence at the end of such section:

            The rights of the shareholders of Fox River to purchase the Fox River Shares pursuant to the Shareholders Agreement or otherwise have expired and such shareholders have no further right to purchase the Fox River Shares from Coastal Coal, Inc. or any Affiliate of Coastal Coal, Inc. so long as the consummation of the sale of the Fox River Shares to the Buyer is completed no later than February 23, 2003.

      1.10 Representations and Warranties Regarding Financing. A new Section 3.2(i) of the Agreement is added, which shall provide:

            (i) Financing. As of the Closing, the Buyer will have access to sufficient resources to enable it to make payment of that portion of the Purchase Price consisting of the $35 million to be paid at Closing.

      1.11 Other Bonds. Section 5.6 of the Agreement is deleted in its entirety. The following new paragraph (d) of Section 6.8 of the Agreement is added:

            (d) No later than fifteen (15) days after Closing, the Buyer shall submit replacements for the Other Bonds and the Seller shall cooperate with the Buyer in obtaining consent to such replacements.

      1.12 Environmental Insurance. Section 5.10 of the Agreement is deleted in its entirety. The following new Section 6.9 of the Agreement is added:

            6.9 Environmental Insurance.

            (a) After the Closing Date, the Buyer and the Seller shall cooperate to obtain insurance commitments (the "Non-Mining Insurance Policy"), from AIG or another insurance company with a Best Insurance Reports rating of "A-", or better and a financial size category of "IX" or higher to provide insurance coverage for Adverse Consequences arising from any Environmental Matter associated with the operation of the Business or the ownership of the Acquired Interests on or prior to the Closing Date other than Mining Environmental Liabilities (the "Non-Mining Environmental Liabilities"), provided that neither of the Parties shall be obligated to obtain a Non-Mining Environmental Policy on terms that are not at least as favorable as those set forth in Section 6.9 of the Buyer's Disclosure Schedule. The Seller and the Buyer shall each equally bear the costs of the premiums of obtaining such insurance if obtained.

            (b) In the event that the Parties obtain a Non-Mining Insurance Policy as provided in Section 6.9(a), then Seller's indemnity obligations pursuant to Section 8.2(b)(viii) shall terminate and no longer be of any force and effect as of the date such Non-Mining Insurance Policy is obtained.

      1.13 Logos and Signs. Section 6.3 of the Agreement is deleted and replaced with the following:

            6.3 Removal of Logos and Signs. Within one hundred (120) days after the Closing, the Buyer shall remove from any of the Subject Assets any logo or sign visible to the public indicating that such assets are owned or operated by El Paso Corporation, the Seller or any of their Affiliates (including signs displaying El Paso Corporation's, the Seller's or their Affiliate's emergency contact telephone number or otherwise displaying the phrases "El Paso" or "Coastal", in whole or in part, unless otherwise provided in the last sentence of this Section 6.3). As promptly as practical after the Closing, the Buyer shall post the Buyer's emergency contact telephone numbers in place of any of El Paso Corporation's, the Seller's or their Affiliate's emergency contact telephone numbers. The Buyer will not be required to remove or delete "El Paso" or "Coastal" from internal documents, maps, permits, geologic logs, working papers, etc. that it uses for internal purposes. The Buyer will remove "El Paso" or "Coastal" from any such items before distribution or use with outside third parties, unless otherwise provided in the last sentence of this
      Section 6.3. Notwithstanding anything else in this Agreement to the contrary, the Parties acknowledge and agree that the Buyer and its Affiliates have the right to continue to use and display the names "Coastal Coal Company, LLC" and "Coastal Coal - West Virginia, LLC" and the Trademarks (as such term is defined in the Trademark License Agreement substantially in the form attached as Exhibit L) in connection with the Buyer's and its Affiliates operations after Closing and for so long as necessary to continue the operations of the Acquired Companies as currently conducted, but in no event beyond two (2) years following the Closing Date, pursuant to the terms of the Trademark License Agreement.

      1.14 Severance Payment. Section 6.4(a)(ii) shall be amended to delete the phrase "January 31, 2003" and replaced with the phrase "February 28, 2003".

      1.15 Loan Syndication. A new Section 6.10 of the Agreement is added, which shall provide:

            6.10 Financing. The Buyer will use all commercially reasonable efforts to obtain the necessary financing from third party lenders (a) to repay the Promissory Note in full in accordance with its terms as soon as practicable (but in no event later than the maturity date set forth therein) and (b) to obtain a letter of credit facility sufficient to support the Buyer's obligation to provide the replacement Reclamation Bonds in accordance with Section 6.8.

      1.16 Conditions Precedent of Buyer. Section 7.1(j) of the Agreement is deleted in its entirety.

      1.17 Non-Mining Environmental Liabilities. Section 8.2(b)(viii) of the Agreement is deleted and replaced with the following:

            (viii) any claim associated with Non-Mining Environmental Liabilities to the extent such claim relates to or arises from any activity on or through the use of the Acquired Interests and is attributable to acts or omissions occurring at or prior to the Closing Date; provided that such obligation to indemnify the Buyer Indemnitees for such Non-Mining Environmental Liabilities shall terminate and no longer be of any force and effect as of the date such Non-Mining Insurance Policy is obtained.; and

      1.18 Basket for Non-Mining Environmental Liabilities. The second sentence of Section 8.2(c)(v) of the Agreement is deleted and replaced with the following:

                  Notwithstanding Section 8.2(c)(ii) to the contrary, (a) the Seller shall have no liability to the Buyer Indemnitees for any such Adverse Consequences associated with any Non-Mining Environmental Liabilities and (b) any Adverse Consequences associated with any Non-Mining Environmental Liabilities shall not count toward the calculation of the Threshold Amount pursuant to Section 8.2(c)(ii), unless and until the aggregate of such Adverse Consequences exceeds $350,000, and then Buyer Indemnitees may only recover Adverse Consequences in excess of such amount; provided however, that, in the event a Non-Mining Insurance Policy has been obtained after the Closing, the Seller shall have no liability for any such Adverse Consequences associated with any Non-Mining Environmental Liabilities in excess of the deductible amount under such Non-Mining Insurance Policy and, in such case, the Buyer's sole recovery of such Adverse Consequences in excess of the deductible amount shall be its entitlement to seek recovery under the Non-Mining Insurance Policy.

      1.19 Special Indemnity. Section 8.3(b) of the Agreement is deleted and replaced with the following:

            (b) Special Indemnity. The Buyer agrees to indemnify the Seller Indemnitees and hold them harmless from and against, and reimburse them for, the entirety of any Adverse Consequences that any of the Seller Indemnitees may suffer or incur or become subject to as a result of (i) any failure by the Acquired Companies to satisfy any of their Liabilities (other than Retained Liabilities) associated with the ownership or operation of the Business and the Acquired Interests on and after the Closing Date and (ii) the inability of the Buyer to replace the Other Bonds on the Closing Date.

      1.20 Purchase Price Allocation. The first three sentences of Section 9.13 of the Agreement shall be deleted and replaced with the following:

            The Seller and the Buyer agree that the Purchase Price shall be allocated among the Acquired Equity Interests and the Acquired Assets (and then to each of the assets being acquired for tax purposes) for all purposes (including Tax and financial accounting purposes) in accordance with an estimated allocation schedule (the "Estimated Allocation") prepared by the Buyer. Such Estimated Allocation shall be delivered to the Seller within ten (10) business days after the Buyer receives all appropriate books and records necessary to prepare such Estimated Allocation, including, without limitation, income statements and balance sheets, electronic fixed asset records, and any additional supplemental information deemed necessary by the Buyer in its reasonable discretion. The Seller shall be deemed to agree with such Estimated Allocation unless, within five (5) business days after the date the Seller receives the Estimated Allocation from the Buyer, the Seller notifies the Buyer in writing of (i) each allocation with which it disagrees, and (ii) for each such allocation, the amount that the Seller proposes to allocate. If the Seller provides such notice to the Buyer, the Parties shall proceed in good faith to resolve mutually the disputed allocation amounts and agree to an undisputed Estimated Allocation prior to the Closing Date.

      1.21 Termination of Agreement. Paragraphs (b), (e) and (f) of Section 10.1 of the Agreement are deleted and replaced with the following:

            (b) the Buyer may terminate this Agreement by giving written notice to the Seller at any time before Closing if the Closing shall not have occurred on or before February 15, 2003 (the "Outside Closing Date") (unless the failure results primarily from the Buyer itself breaching any representation, warranty or covenant contained in this Agreement);

            (e) the Buyer may terminate this Agreement pursuant to the provisions of Sections 5.8(d); or

            (f) the Seller may terminate this Agreement pursuant to the provisions of Sections 5.8(e).

      1.22 Amendment of Exhibit B.

      (a) Section 1.1 of Exhibit B of the Agreement is amended to add the following definitions:

            "Base Amount" has the meaning set forth in Section 2.2.

            "Business Day" means any day other than a Saturday, a Sunday or a United States federal or New York State banking holiday.

            "Commencement Date" has the meaning set forth in Section 2.8(a).

            "Notice of Objection" has the meaning set forth in Section 2.8(a).

                  "Overriding Royalty Interest" shall mean that overriding royalty interest in certain real property described in those deeds listed on Exhibit K attached hereto.

            "Promissory Note" shall mean the promissory note made by the Buyer in favor of the Seller substantially in the form of Exhibit I attached hereto.

                  "Purchase Price" means the cash consideration, as adjusted pursuant to Section 2.6 and Section 2.8, plus the principal amount of the Promissory Note.

            "Resolution Period" has the meaning set forth in Section 2.8(a).

            "Submission Deadline" has the meaning set forth in Section 2.8(a).

            "Trademark License Agreement" shall mean the trademark license agreement by and between the Buyer and the Seller substantially in the form of Exhibit L attached hereto.

            (b) The definition of Working Capital Adjustment shall be deleted and replaced with the following:

            "Working Capital Adjustment" means the amount, if any, by which the Working Capital Balance in the Audited Closing Date Balance Sheet is greater or less than $15 million.

      (c) The definition of Non-Mining Insurance Policy shall be deleted and replaced with the following:

            "Non-Mining Insurance Policy" shall have the meaning set forth in
Section 6.9.

            1.23 Amendment of Exhibit E. The Seller's Disclosure Schedule attached to the Agreement as Exhibit E is deleted and replaced with the contents of Annex D to this Amendment.

2. Disclaimer of Certain Representations and Warranties. Notwithstanding anything contained in the Agreement to the contrary, Seller makes no, and expressly disclaims any, representation or warranty with respect to the amount of coal subject to the Overriding Royalty Interest or the amount, timing or collectibility of payment of the Overriding Royalty Interest.

3. Supplementation of Disclosure Schedules. Sections 4.1(d)(i) and 4.1(i) of the Seller's Disclosure Schedule are hereby supplemented by adding to each of them the contents of Annex A.

4. Headings. The headings used for the sections and articles herein are for convenience and reference purposes only and shall in no way affect the meaning or interpretation of the provisions of this Amendment.

5. Counterparts. This Amendment may be executed in several counterparts, each of which is an original and all of which constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties set forth below have caused this Amendment to be duly executed as of January 31, 2003.

                                    EL PASO CGP COMPANY

                                    By: /s/ Kevin S. Crutchfield
                                    Title: Agent and Attorney-In-Fact

                                    AMFIRE, LLC

                                    By: /s/ Peter V. Merritts
                                    Title: President and Manager